Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and between

ZOVIO INC

and

SIMPLILEARN AMERICAS, INC.

Dated November 23, 2022

Exhibit 2.1

Exhibit 2.1

4.1	Organization; Good Standing.	44
4.2	Title to Company Interests	44
4.3	Authority; Enforceability.	44
4.4	Requisite Governmental Approvals.	44
4.5	Non-Contravention.	45
4.6	Acquisition of the Company by the Seller.	45
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER		45
5.1	Organization; Good Standing.	45
5.2	Power; Enforceability.	45
5.3	Non-Contravention.	45
5.4	Requisite Governmental Approvals.	46
5.5	Legal Proceedings; Orders.	46
5.6	Ownership of Seller Capital Stock.	46
5.7	Brokers.	46
5.8	No Purchaser Vote or Approval Required.	47
5.9	Sufficiency of Funds.	47
5.10	Absence of Stockholder and Management Arrangements..	47
ARTICLE VI. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES		47
6.1	Non-Survival of Representations and Warranties.	47
ARTICLE VII. ADDITIONAL COVENANTS		47
7.1	Employee Matters.	47
7.2	Tax Covenants.	48
7.3	Transition Assistance.	50
7.4	Further Assurances	50
ARTICLE VIII. GENERAL PROVISIONS		50
8.1	Notices.	50
8.2	Fees and Expenses.	51
8.3	Amendment.	52
8.4	Assignment.	52
8.5	Confidentiality.	52
8.6	Entire Agreement.	52
8.7	Third Party Beneficiaries.	52
8.8	Severability.	52
8.9	Remedies.	53
8.10	Governing Law.	53
8.11	Consent to Jurisdiction.	53
8.12	Waiver of Jury Trial.	54
8.13	Counterparts.	54
8.14	No Limitation	54
8.15	Non-Recourse	55

Exhibit 2.1

EXHIBITS
Exhibit A	Illustrative Net Working Capital Calculation
Exhibit B	Acknowledgment of Seller Landlord’s Attorney

Exhibit 2.1
MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 23, 2022, by and between Zovio Inc, a Delaware corporation (“Seller”), and Simplilearn Americas, Inc., a California corporation (“Purchaser”). Each of Seller and Purchaser are sometimes referred to herein as a “Party”, and collectively, the “Parties”. All capitalized terms that are used but not otherwise defined in this Agreement have the meanings given to them in ARTICLE I.
RECITALS
A. The Seller Board has: (i) determined that it is in the best interests of Seller and the Seller Stockholders, and declared it advisable, to enter into this Agreement providing for the sale by Seller of all of its right, title and interest in, to and under the Company Interests (which constitute all of the issued and outstanding limited liability company interests of Fullstack Academy, LLC (the “Company”)) upon the terms and subject to the conditions set forth in this Agreement (the “Sale Transaction” and collectively with the other transactions contemplated by this Agreement, the “Transactions”); (ii) approved the execution and delivery of this Agreement by Seller, the performance by Seller of its covenants and other obligations in this Agreement, and the consummation by Seller of the Sale Transaction upon the terms and subject to the conditions set forth in this Agreement; and (iii) received the authorization from the Seller Stockholders to enter into this Agreement and cause the Sale Transaction without further approval from the Seller Stockholders pursuant to the adoption of a Plan of Dissolution of the Seller.
B. The board of directors of Purchaser has: (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its covenants and other obligations under this Agreement, and the consummation by Purchaser of the Sale Transaction upon the terms and subject to the conditions set forth in this Agreement.
C. The Parties desire to make certain representations, warranties, covenants, and other agreements in connection with the Sale Transaction.
AGREEMENT
The Parties therefore agree as follows:
ARTICLE I. DEFINITIONS & INTERPRETATIONS
1.1 Certain Definitions. For all purposes of this Agreement, the following capitalized terms have the following respective meanings:
(a) “Accounting Principles” means GAAP, applied consistently with the same GAAP-consistent accounting policies, practices and procedures used to prepare the Audited Financial Statements dated December 31, 2021; provided, that, to the extent that GAAP requires a different policy, practice or procedure than that used to prepare the Audited Financial Statements dated December 31, 2021, then GAAP shall control. The Accounting Principles shall entirely disregard any and all effects on the assets and liabilities of the Company arising from

Exhibit 2.1
(A) purchase accounting adjustments arising from or resulting as a consequence of the consummation of the Sale Transaction and the other Transactions, (B) any financing or refinancing arrangements entered into at or following the Closing at the direction of or by Purchaser, or (C) any other transaction entered into by Purchaser or any of its Subsidiaries or Purchaser Parent in connection with the consummation of the Transactions, including payments paid or contemplated to be paid pursuant to Section 2.2.
(b) “Accrediting Body” means any institutional or programmatic accrediting body that accredits or recognizes an institutional partner of the Company.
(c) “Actual Fraud” means actual and intentional fraud (i.e., with scienter) and expressly excludes fraud based on negligence or recklessness.
(d) “Adjustment Escrow Account” means the escrow account established by the Escrow Agent to hold the Adjustment Escrow Amount pursuant to the terms of the Escrow Agreement.
(e) “Adjustment Escrow Amount” means $1,000,000.00.
(f) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
(g) “Base Purchase Price” means Thirty-One Million Dollars ($31,000,000.00).
(h) “BPSS” shall mean the Bureau of Proprietary School Supervision for the State of New York.
(i) “BPSS Fee” shall mean the incremental one percent (1%) fee payable on Fullstack Academy New York Program Net Revenue to BPSS over the three (3) year period following the Closing as a result the transactions contemplated by this Agreement, which amount shall be calculated based on the Fullstack Academy New York Program Net Revenue of the Company over the twelve (12) months preceding September 30, 2022 less the associated revenue for students, who are funded by the NYCEDC, or the New York City Workforce Development Corporation, or the Veterans Administration.
(j) “Business” means the business of operating a tech education provider offering web development, cybersecurity, data analytics, DevOps, and product management bootcamps, building programs, and other programs offered by the Company for full-time and part-time students and career services, engaged in and conducted by the Company, as of immediately prior to the Closing.

Exhibit 2.1
(k) “Business Assets” means all tangible and intangible, real and personal properties, rights, assets, and interests used in the Business as presently conducted and as proposed to be conducted, including the Leased Real Property, the Personal Property, the Company Intellectual Property Rights, and the Contracts applicable to the Business.
(l) “Business Day” means each day that is not a Saturday, Sunday, or other day on which banking institutions in New York City, New York are generally closed.
(m) “Bylaws” means the bylaws of Seller in effect as of the date of this Agreement.
(n) “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended.
(o) “Charter” means the Amended and Restated Certificate of Incorporation of Seller, as amended, and in effect as of the date of this Agreement.
(p) “Chosen Courts” means the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any Delaware state court).
(q) “Closing Cash” means the sum of the cash, cash equivalents and marketable securities of the Company as of the Reference Time, whether or not kept “on site” or held in deposit, checking, brokerage or other accounts of or in any safety deposit box or other physical storage device provided by a financial institution, in each case, calculated in accordance with GAAP. Notwithstanding the previous sentence, Closing Cash shall be (1) reduced for (A) uncleared checks, outbound wires and drafts issued by the Company and uncleared by the bank, provided that such check, outbound wire or draft, as applicable, is actually debited to the account of the Company after the Reference Time (B) cash applied to reduce Indebtedness or Unpaid Transaction Expenses between the Reference Time and the Closing, so long as such amounts have not been included in the calculation of the Estimated Closing Consideration at Closing, and (2) increased for checks, inbound wires and drafts received or deposited for the account of the Company and not credited to the account of the Company as of the Reference Time, provided that such check, inbound wire or draft, as applicable, is actually credited to the account of the Company after the Reference Time.
(r) “Closing Consideration” means (a) the Base Purchase Price, plus (b) the amount of Closing Cash, plus (c) the Positive Net Working Capital Adjustment Amount (if any), minus (d) the Negative Net Working Capital Adjustment Amount (if any), minus (e) the amount of Closing Indebtedness, minus (f) the amount of Unpaid Transaction Expenses, (g) minus fifty percent (50%) of the total costs associated with the Warranty Insurance Policy, including without limitation, the premium, placement fee, surplus lines taxes and underwriting fees, (h) minus the Consideration Deduction, (i) minus fifty percent (50%) of the BPSS Fee, (j) minus all remaining amounts owed to NYCEDC pursuant to the NYCEDC Agreement, (k) minus all liabilities associated with the Company’s long term incentive plans, accrued vacation expenses, and

Exhibit 2.1
Stretched Trade Payables owed by the Company at the Closing (l) minus the Lease Release Amount and minus (m) the Adjustment Escrow Amount.
(s) “Closing Indebtedness” means the sum of the amount of outstanding Indebtedness of the Company as of immediately prior to the Closing as set forth on Section 1.1(s) of the Seller Disclosure Letter but which shall not include all remaining amounts owed to NYCEDC pursuant to the NYCEDC Agreement.
(t) “Closing Net Working Capital” means (i) the Current Assets, minus (ii) the Current Liabilities which are respectively listed in Exhibit A, in each case, as of the Reference Time.
(u) “Code” means the Internal Revenue Code of 1986, as amended.
(v) “Company Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonus, stock option, stock purchase or other equity-based award, performance award, incentive compensation, profit sharing, savings, retirement, disability, life insurance, health or medical benefits, employee assistance program, sick leave, vacation, deferred compensation, severance, termination pay, post-employment or retirement benefits, retention, change of control compensation, and other similar fringe, welfare or other employee benefit or remuneration of any kind, whether or not in writing, whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA which is maintained or contributed to for the benefit of any Service Provider and with respect to which the Company or its ERISA Affiliates has any current Liability, contingent or otherwise.
(w) “Company Intellectual Property” means any Company Owned Intellectual Property and Company Licensed Intellectual Property.
(x) “Company Owned Intellectual Property” means any Intellectual Property that is owned by the Company.
(y) “Company Licensed Intellectual Property” means any Intellectual Property used by the Company in the operation of the Company’s Business which is not Company Owned Intellectual Property.
(z) “Company Interests” means the issued and outstanding limited liability company interests of Fullstack Academy, LLC.
(aa) “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect, or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on, or a material adverse change in, the (a) Business of the Company, or (b) financial condition of the Company, (c) operation or results of operations of the Company, or (d) the validity, legality or enforceability of this Agreement and other related transaction documents or of the rights or remedies of the Seller or Purchaser or Company under this Agreement or other related documents or the obligations of any of the Parties to perform

Exhibit 2.1
their respective obligations contemplated in this Agreement and other related transaction documents.
(bb) “Company Plans” means the Company Benefit Plans and any other employee benefit plans or other compensation and severance arrangements of the Company.
(cc) “Company Registered Intellectual Property” means all of the Company Intellectual Property that is Registered Intellectual Property.
(dd) “Company Software” means computer programs, applications, tools, development kits, firmware, compilers, algorithms, libraries and other computer software and databases, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable code or other form, all descriptions, flow-charts, comments, user interfaces, menus, buttons and icons, and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture and other work product used to design, plan, organize and develop any of the foregoing, and all other documentation relating thereto and all media and other tangible property necessary for the delivery or transfer thereof.
(ee) “Confidentiality Agreement” means the confidentiality letter agreement, dated October 4, 2021, between Seller and Purchaser.
(ff) “Consent” means any consent, approval, clearance, waiver, Permit, or order.
(gg) “Consideration Deduction” means Six Million Dollars ($6,000,000.00), which amount shall be deducted by Purchaser from the Base Purchase Price to account for costs associated with maintaining the regulatory requirements with any applicable Educational Agency.
(hh) “Continuing Employees” means each individual who is an employee of the Company immediately prior to the Closing and continues to be an employee of the Company, or Purchaser or one of its Subsidiaries, immediately following the Closing.
(ii) “Contract” means any contract, lease, license, indenture, note, bond, mortgage, debt instrument, franchise, agreement, or other binding arrangement or instrument of any kind, whether written or oral, and including any amendment, waiver or other modification thereto.
(jj) “COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions, or mutations thereof, or any related or associated epidemics, pandemics or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).
(kk) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guideline, response or recommendation of or promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health

Exhibit 2.1
Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19 and including, in each case, any changes in any such Law, directive, guidance, response or recommendation, including the CARES Act.
(ll) “Current Assets” means the sum of the current assets of the Company reflected in the balance sheet line items identified on Exhibit A as Current Assets as of the Reference Time, calculated in accordance with the Accounting Principles. For the avoidance of doubt, Current Assets shall exclude any asset to the extent consisting of Closing Cash.
(mm) “Current Liabilities” means the sum of the current liabilities of the Company reflected in the balance sheet line items identified on Exhibit A as Current Liabilities as of the Reference Time, calculated in accordance with the Accounting Principles. For the avoidance of doubt, Current Liabilities shall exclude any liability to the extent consisting of (a) Closing Indebtedness, or (b) Unpaid Transaction Expenses or (c) all liabilities associated with the Company’s long term incentive plans, accrued vacation expenses, and Stretched Trade Payables owed by the Company at the Closing.
(nn) “DGCL” means the Delaware General Corporation Law.
(oo) “Educational Agency” means any Person, Accrediting Body, entity or organization, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for, or otherwise regulates, non-degree granting post-secondary institutions or educational programs provided by such institutions, their agents or employees in accordance with standards relating to performance, operation, financial condition or academic standards of such institutions, and the provision of financial assistance to such institutions or students attending such institutions, including but not limited to any State Educational Agencies.
(pp) “Educational Approval” means any license, permit, consent, franchise, approval, authorization, certification or accreditation issued by any Educational Agency in connection with the operations of non-degree granting postsecondary institutions.
(qq) “Educational Institution” means any postsecondary educational institution or affiliated entity that contracts or subcontracts with, or has in the past contracted or subcontracted with, the Company, directly or indirectly or any entity that offers educational content, markets educational content created by another entity or institution, or facilitates the purchase of educational content created by another entity or institution.
(rr) “Educational Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Educational Agency, or any Accrediting Body standard applicable to the Company.
(ss) “Environmental Law” means all applicable federal, national, state, provincial or local Laws relating to pollution, worker health and safety with respect to exposure to Hazardous Substance, and protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).
(tt) “ERISA” means the Employee Retirement Income Security Act of 1974.

Exhibit 2.1
(uu) “ERISA Affiliate” means any Person under common control with the Company or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code.
(vv) “Escrow Agent” means Western Alliance Bank, an Arizona corporation.
(ww) “Escrow Agreement” means an Escrow Agreement between Purchaser, Seller and the Escrow Agent with respect to the Adjustment Escrow Amount.
(xx) “Exchange Act” means the Securities Exchange Act of 1934.
(yy) “FCPA” means the United States Foreign Corrupt Practices Act of 1977.
(zz) “Fullstack Academy New York Program Net Revenue” means the net revenue for the Fullstack Web Development Program, the Grace Hopper Program, the Fullstack Cyber Bootcamp, the Fullstack Data Analytics Program, and the Fullstack Product Management Program, as recognized by GAAP.
(aaa) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.
(bbb) “Governmental Authority” means any federal, national, state, provincial or local, whether domestic or foreign, government or political subdivision, or any court of competent jurisdiction, administrative or regulatory agency or commission of any governmental authority or other governmental authority or instrumentality, whether domestic, foreign, or supranational, including any Educational Agency.
(ccc) “Government Contract” means any Contract with a Governmental Authority.
(ddd) “Hazardous Substance” means any substance, waste, radiation, compound, chemicals or materials (whether solids, liquids or gases) that are listed, regulated or defined under any Environmental Law as hazardous, toxic, carcinogenic, or words of similar meaning or effect, including “hazardous substances” listed under CERCLA, petroleum or any derivatives thereof, urea formaldehyde foam insulation, toxic mold, polychlorinated biphenyls, friable asbestos and per- and polyfluoroalkyl substances.
(eee) “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with such borrowed money), or with respect to deposits or advances of any kind to such Person; (ii) all obligations of such Person evidenced by bonds, debentures, or promissory notes; (iii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); (iv) reimbursement obligations with respect to letters of credit, bank guarantees, and other similar contractual

Exhibit 2.1
obligations, entered into by or on behalf of such Person (in each case, solely to the extent drawn); (v) all obligations of such Person for the deferred purchase price of property or services with respect to which such Person is liable, including the maximum amount of any “earnout” or “seller note”, to the extent required to be reflected as a liability on a balance sheet in accordance with GAAP any contingent purchase price obligation or any other deferred purchase price obligation in the form of a holdback or similar arrangement (other than contingent indemnification obligations that have not matured and as to which no claims have been made); (vi) with respect to the Company, obligations owed to Seller or its Affiliates; (vii) any payroll or other employment Taxes deferred pursuant to any COVID-19 Measures to the extent payable in a Tax period (or a portion thereof) beginning after the Closing Date; (vii) all credit card balances; (viii) any unfunded employee or retiree obligations (including, but not limited to, in respect of any pension or other retirement plan, program or scheme, any retiree welfare arrangements, and any outstanding claims for any self-funded employee benefits); (ix) all guarantees and arrangements having the economic effect of a guarantee of such person of any Indebtedness of any other Person of a type described in clauses (i) through (viii); and (x) any accrued interest on any of the foregoing in clauses (i) through (viii), and any termination fees, prepayment penalties, “breakage costs”, or similar payments associated with the repayment of such Indebtedness (assuming, for such purpose, that all such Indebtedness were to be repaid as of the Closing).
(fff) “Intellectual Property” means all of the following and all rights associated with or arising under any of the following anywhere in the world: (i) United States, international and foreign patents, industrial design registrations and utility models, applications for any of the foregoing and any patentable subject matter, whether or not the subject of any application, and including all reissues, reexaminations, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof (“Patents”); (ii) copyrightable works of authorship (including Software), mask works, databases, design rights, copyright applications and registrations therefor and all rights corresponding thereto throughout the world, and all moral and economic rights of authors and inventors, however denominated, throughout the world (“Copyrights”); (iii) United States, international and foreign trademarks, service marks, certification marks, trade names, trade dress, logos, slogans, tag lines and other designators of origin (all whether registered or not), all applications and registrations for any of the foregoing, and all renewals and extensions thereof and all goodwill associated with any of the foregoing (“Marks”); (iv) inventions (whether or not patentable), invention disclosures, improvements trade secrets and other proprietary information, know-how, proprietary information, technology, developments, improvements, designs, drawings, algorithms, source code, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing and production processes, devices, specifications, reports, analyses, data analytics, supplier lists, pricing and cost information and business and marketing plans and proposals, technical data and customer lists, tangible or intangible proprietary information and all documents relating to any of the foregoing (“Trade Secrets”); and (v) all other material intellectual and industrial property rights of every kind and nature and however designated, whether registered or unregistered, and all applications and registrations therefor throughout the world and all renewals and extensions thereof.

Exhibit 2.1
(ggg) “IRS” means the United States Internal Revenue Service.
(hhh) “IT Systems” means all Company Software, computer hardware, systems, servers, computer, hardware, firmware, middleware, networks, platforms, peripherals, data communication lines and other information technology equipment and related systems, including any outsourced systems and processes, that are used or held by the Company in the conduct of its business.
(iii) “Knowledge” of a Person, with respect to any matter in question, means, with respect to Seller, the actual knowledge or knowledge that a prudent person would be expected have after undertaking due and careful investigations and enquiries as of the date of this Agreement of the individuals set forth on Section 1.1(iii) of the Seller Disclosure Letter.
(jjj) “Law” means any foreign, federal, state or local statute, law (including common law), rule, regulation, ordinance, Permit, order, judgment, injunction, decree of any Governmental Authority or stock exchange listing requirement.
(kkk) “Lease Release Amount” means the amount payable to Seller’s Landlord under the Lease Termination Agreement in the amount of $650,000.00.
(lll) “Lease Termination Agreement” means the Termination of Lease Agreement made and effective as of November 10, 2022, among Seller’s Landlord, Seller and Company.
(mmm) “Legal Proceeding” means any action, cause of action or suit, petition, charge, lawsuit, litigation, arbitration, hearing, demand, or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator, or other tribunal.
(nnn) “Liability” means any obligation or liability of any nature of any Person (whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated, unliquidated or incurred and whether due or to become due), including any obligation or liability for Taxes, and whether or not required under GAAP to be accrued on the financial statements of such Person.
(ooo) “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, easement, right of first refusal or offer, preemptive right, license, right of way, or restriction or encumbrance of any kind in respect of such asset.
(ppp) “Lookback Date” means January 1, 2019.
(qqq) “Material Contract” means any of the following Contracts (other than a Company Benefit Plan) to which the Company is a party:
(i) any Contract that involves annual expenditures by, or annual revenues to, the Company in excess of $50,000, whether or not entered into in the Ordinary Course of Business;

Exhibit 2.1
(ii) the IP Contracts;
(iii) any Contract containing any covenant materially limiting the right of the Company to engage in or compete with any Person in any material line of business, including pursuant to a “most favored nation” or exclusivity provision;
(iv) any Contract containing any covenant materially limiting the right of the Company to freely engage in any material line of business in any geographic area, including material customer non-solicit obligations;
(v) any Contract (A) relating to the disposition or acquisition of assets by the Company with a value greater than $50,000 after the date of this Agreement other than in the Ordinary Course of Business; or (B) pursuant to which the Company will, or has the right to, acquire any ownership interest in any Person after the date of this Agreement;
(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than (A) accounts receivables and payables in the Ordinary Course of Business; and (B) extensions of credit to customers in the Ordinary Course of Business;
(vii) employment agreements, consulting agreements, contracting or other similar agreements having annual cash compensation in excess of $100,000 or agreements with employees of the Company enrolling them in the Company’s short-term incentive plans or long-term incentive plans;
(viii) Contract that prohibits or restricts (A) the payment of dividends or distributions with respect to the equity interests of any Company that will not be terminated or paid at or prior to the Closing, (B) the pledging of any equity interests of any Company that will not be terminated at or prior to the Closing or (C) the issuance of guarantees by any Company that will not be terminated at or prior to the Closing;
(ix) any Contract with Seller;
(x) any Contract with an Educational Institution;
(xi) any Government Contract;
(xii) any material joint venture Contract that includes the sharing of profits and losses with another Person; and
(xiii) any Contract that is an agreement in settlement of a material dispute greater than $50,000 involving the Company.
(rrr) “Negative Net Working Capital Adjustment Amount” means, the positive amount, if any, equal to the excess of (a) the Target Net Working Capital Amount, over (b) the Closing Net Working Capital. For the avoidance of doubt, the Negative Net Working Capital Adjustment Amount may not be a number less than $0.
(sss) “NYCEDC” means the New York City Economic Development Corporation.

Exhibit 2.1
(ttt) “NYCEDC Agreement” means the Professional Services Operator Contract dated as of June 1, 2019 between NYCEDC and the Company as amended pursuant to that certain letter agreement dated as of July 30, 2020 and effective as of August 6, 2020, that certain letter agreement dated as of April 9, 2021 and effective as of September 30, 2020 and that certain letter agreement made as of May 23, 2022 and the Amended and Restated Revenue Sharing Agreement, dated as of April 9, 2021, by and between the Company and the NYC Entrepreneurial Fund LLC.
(uuu) “Ordinary Course of Business” means the ordinary course of business consistent with past practice of the Company, as well as reasonable actions or omissions taken or to be taken by the Company in good faith from time to time in response to changing economic and other conditions, circumstances, events or Effects relating to or arising from COVID-19 or any COVID-19 Measures as set forth in Section 1.1(uuu) of the Seller Disclosure Letter.
(vvv) “Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement, qualifications to conduct business as a foreign entity and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws, regulations, voting agreements, statutory books and registers, resolutions and similar documents, instruments or Contracts relating to the organization or governance of such Person, in each case, as amended or supplemented.
(www) “Permit” means any permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders, certificates, accreditations, and approvals from any Governmental Authority.
(xxx) “Permitted Lien” means any of the following as set forth on Section 1.1(xxx) of the Seller Disclosure Letter: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar Liens or security interests which arise in the Ordinary Course of Business that are not yet due; (iii) third Person leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) entered into the Ordinary Course of Business under which there exists no material default; (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the Ordinary Course of Business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type), in each case that do not, and are not reasonably likely to, adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by the Company; (vii) zoning, building and other similar codes or restrictions that are not violated in any material respect by the current use or occupancy by the Company of the real property subject thereto; (viii) statutory, common law or contractual Liens

Exhibit 2.1
of landlords under real property leases; (ix) Liens against the fee interests of the landlord or owner of any Company properties unless caused by the Company; (x) Liens or encumbrances imposed on the underlying fee interest in real property leased, subleased or otherwise occupied by the Company; (xi) Liens imposed by applicable Law (other than Tax Laws); or (xii) Liens securing obligations under Indebtedness.
(yyy) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization, or entity.
(zzz) “Personal Property” means all personal property owned by the Company or used in connection with the Business.
(aaaa) “Plan of Dissolution” means the Plan of Dissolution of the Seller approved by the stockholders of the Seller on October 25, 2022.
(bbbb) “Positive Net Working Capital Adjustment Amount” means, the positive amount, if any, equal to the excess of (a) the Closing Net Working Capital, over (b) the Target Net Working Capital Amount. For the avoidance of doubt, the Positive Net Working Capital Adjustment Amount may not be a number less than $0.
(cccc) “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.
(dddd) “Purchaser Material Adverse Effect” means any Effect that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Purchaser Material Adverse Effect, has had or would reasonably be expected to prevent or materially impair or materially delay the Purchaser’s ability to consummate the Sale Transaction on the terms set forth in this Agreement.
(eeee) “Purchaser Parent” means Simplilearn Solutions Private Limited.
(ffff) “Purchaser Related Parties” means, collectively, (i) Purchaser and each of its Subsidiaries; and (ii) the former, current, and future direct and indirect holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders, and assignees of each of Purchaser, its Subsidiaries, and each of their respective Affiliates.
(gggg) “Reference Time” means 12:01 a.m. (local time) on the Closing Date.
(hhhh) “Registered Intellectual Property” means all (i) Patents; (ii) registered Marks; and (iii) registered Copyrights.
(iiii) “Representatives” means the Affiliates, directors, officers, employees, consultants, agents, representatives, accountants, advisors and debt and equity funding sources of a Party or the Affiliates of a Party.

Exhibit 2.1
(jjjj) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
(kkkk) “SEC” means the United States Securities and Exchange Commission.
(llll) “Securities Act” means the Securities Act of 1933.
(mmmm) “Seller Board” means the Board of Directors of Seller.
(nnnn) “Seller’s Landlord” means 5 Hanover Square (NY) Owner, LLC, a Delaware limited liability company
(oooo) “Filed Seller SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC by Seller since December 31, 2020.
(pppp) “Seller Financial Advisor” means Tyton Partners.
(qqqq) “Seller Material Adverse Effect” means any Effect that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Seller Material Adverse Effect, has had or would reasonably be expected to prevent or materially impair or materially delay the Seller’s ability to consummate the Sale Transaction on the terms set forth in this Agreement.
(rrrr) “Seller Related Parties” means, collectively, (i) Seller and its Subsidiaries; and (ii) the former, current, and future direct and indirect holders of any equity, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders and assignees of Seller, the Company and each of their respective Affiliates.
(ssss) “Seller Stockholders” means the holders of shares of capital stock of Seller.
(tttt) “Service Provider” means any current or former employee, officer, consultant, independent contractor, or member of the board of managers of the Company.
(uuuu) “Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.
(vvvv) “Stretched Trade Payable” means any trade payable overdue over the credit period agreed to when such payable was created.
(wwww) “Subsidiary” of any Person means (i) a corporation of which more than 50 percent of the combined voting power of the outstanding voting stock is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; and (iv) any other Person

Exhibit 2.1
(other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).
(xxxx) “Target Net Working Capital Amount” means an amount equal to ($4,293,000.00).
(yyyy) “Tax” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges in the nature of a tax imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts, in each case, whether disputed or not.
(zzzz) “Tax Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.
(aaaaa) “Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms, and information returns, including any attachments thereto or amendments thereof, filed or required to be filed with any Governmental Authority relating to Taxes.
(bbbbb) “Transaction Documents” means, collectively, the Confidentiality Agreement and any other document contemplated by this Agreement, or any document or instrument delivered in connection with this Agreement.
(ccccc) “Transaction Litigation” means any Legal Proceeding commenced or threatened by any actual Seller Stockholder against Seller or any of its Subsidiaries, Affiliates, directors or employees in connection with, arising from or otherwise relating to the Sale Transaction, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any Other Required Seller Filing or any other communications to the Seller Stockholders. For the avoidance of doubt, Transaction Litigation shall not include any Legal Proceedings among the Parties or their respective Affiliates.
(ddddd) “Unpaid Transaction Expenses” means, without duplication, the sum of (a) all legal, accounting, financial advisory, consulting, finders and other similar fees and expenses of third parties incurred by the Company at or prior to the Closing in connection with the Transactions (including any such fees and expenses of Seller for which the Company is responsible) and (b) fifty percent (50%) of the fees and expenses of the Escrow Agent. For the avoidance of doubt, Unpaid Transaction Expenses shall exclude (and Purchaser shall be solely responsible for) any fees or expenses incurred by Purchaser or any of its Representatives.
1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
2022 Financial Statements..............................................................	3.7(a)(ii)
Accounting Firm.............................................................................	2.3(d)
Accounts Receivable.......................................................................	3.7(e)

Exhibit 2.1

Agreement.......................................................................................	Preamble
Audited Financial Statements.........................................................	3.7(a)(i)
Closing............................................................................................	2.2(a)
Closing Date...................................................................................	2.2(a)
Company.........................................................................................	Recitals
Company Privacy Policy................................................................	3.13(g)
DGCL.............................................................................................	Recitals
Dispute Statement...........................................................................	2.3(c)
Electronic Delivery.........................................................................	8.13
Estimated Closing Consideration....................................................	2.3(a)
Final Closing Consideration...........................................................	2.3(e)(i)
Financial Statements.......................................................................	3.7(a)
Insurance Policies...........................................................................	3.20(a)
IP Contracts.....................................................................................	3.13(d)
Labor Agreements...........................................................................	3.15(g)
Labor Entities..................................................................................	3.15(g)
Lease...............................................................................................	3.11(b)
Leased Real Property......................................................................	3.11(b)
Material Partner..............................................................................	3.21(a)
Material Supplier............................................................................	3.21(b)
Most Recent Balance Sheet............................................................	3.6(a)(ii)
Negative Adjustment.......................................................................	2.3(e)(iii)
Party................................................................................................	Preamble
Personal Information.......................................................................	3.13(k)
Positive Adjustment........................................................................	2.3(e)(ii)
Post-Closing Statement...................................................................	2.3(b)
Pre-Closing Statement.....................................................................	2.3(a)
Proposed Purchase Price Allocation...............................................	7.2(f)
Purchase Price Allocation...............................................................	7.2(f)
Purchaser.........................................................................................	Preamble
Related Party...................................................................................	3.22
Resolution Period............................................................................	2.3(d)
Review Period.................................................................................	2.3(c)
Sale Transaction..............................................................................	Recitals
Seller Disclosure Letter..................................................................	1.4
Transactions....................................................................................	Recitals
Transfer Taxes.................................................................................	7.2(a)

1.3 Certain Interpretations.

Exhibit 2.1
(a) References to this Agreement. Unless the context of this Agreement otherwise requires, (i) when a reference is made in this Agreement to an Article, Section, Schedule, or Exhibit, that reference is to an Article, Section, Schedule, or Exhibit to this Agreement, as applicable, and (ii) references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. References to this Agreement (in this Agreement or any Transaction Document) mean this Agreement as amended, supplemented, or otherwise modified from time to time in accordance with Section 8.3.
(b) Hereof, Including, etc. When used in this Agreement, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the phrase “the date hereof” means “the date of this Agreement;” and (iii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”
(c) Neither, etc. Not Exclusive. Unless the context of this Agreement otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The rule known as the ejusdem generis rule will not apply, and accordingly, general words introduced by the word “other” will not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.
(d) Extent. The phrase “to the extent” means the degree to which a subject or other thing extends and does not simply mean “if.”
(e) Dollars. When used in this Agreement, references to “$” or “Dollars” are references to United States dollars. All amounts in this Agreement will be paid in Dollars, and if any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than Dollars, to the extent applicable, the Dollar equivalent for such costs, fees and expenses will be determined by converting such other currency to Dollars at the foreign exchange rates published by Bloomberg or, if not reported thereby, another authoritative source reasonably determined by Seller, in effect at the time that such amount, cost, fee or expense is incurred. If the resulting conversion yields a number that extends beyond two decimal points, it will be rounded to the nearest penny.
(f) Meaning of Terms. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or document. References to the “United States” or abbreviations thereof mean the United States of America and its states, territories, and possessions.
(g) References to Parties. References to any Person (including any Party) include references to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

Exhibit 2.1
(h) References to Subsidiaries. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.
(i) Writings. References to “writing” mean the representation or reproduction of words, symbols, or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.
(j) Legislation; Contracts. A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations, statutory instruments and applicable guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Authority) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified, or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.
(k) Accounting Matters. Except as otherwise provided in this Agreement: (i) all accounting terms used in this Agreement will be interpreted in accordance with GAAP and (ii) all accounting determinations hereunder will be made in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is related to the subject matter of such representation; (ii) such item is otherwise specifically set forth on the balance sheet or financial statements; or (iii) such item is specifically set forth on the balance sheet or financial statements and is specifically set forth in the notes thereto.
(l) Headings. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.
(m) Applicable Time. Unless otherwise indicated, all references to a specific time are to the then-applicable local time in New York City, New York.
(n) Calculation of Time Periods. Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is not a Business Day, then the period in question will end on the next Business Day; (iii) if any action must be taken on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; (iv) the measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date; and

Exhibit 2.1
(v) if no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.
(o) Nature of Days and Months. Whenever this Agreement refers to a number of days, that number will refer to calendar days unless Business Days are specified. Any reference to a “month” means a calendar month.
(p) Representations Are Not Covenants. Nothing contained in ARTICLE III or ARTICLE V may be construed as a covenant under the terms of this Agreement.
(q) Joint Drafting. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement. Accordingly, the Parties irrevocably waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
(r) Summaries. No summary of this Agreement or any Exhibit, Schedule or other document delivered with this Agreement that is prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit, Schedule, or document.
(s) No Admission. The information contained in this Agreement and in the Seller Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained in this Agreement or in the Seller Disclosure Letter will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of contract; or (ii) that such information is material or is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Seller Disclosure Letter is not a statement or admission that it is material. Nothing in the Seller Disclosure Letter constitutes an admission against Seller’s interest or represents Seller’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or Purchaser Material Adverse Effect, as applicable, or materiality.
(t) Nature of Information Disclosed. It is understood and agreed that the (i) specification of any dollar amount in the representations and warranties contained in this Agreement is not intended to imply that such amounts (or higher or lower amounts) are or are not material; and (ii) the inclusion of any specific item in the Seller Disclosure Letter is not intended to imply that such items are or are not material or are within or outside of the Ordinary Course of Business. In each case, no Party may use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement is or is not material for purposes of this Agreement or whether any obligation, item or matter included in the Seller Disclosure Letter is or is not material for purposes of this Agreement or is within or outside of the Ordinary Course of Business.

Exhibit 2.1
(u) No Reliance by Others on Representations. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of facts or circumstances as of the date of this Agreement or as of any other date.
(v) Made Available. The phrases “furnished,” “provided,” “delivered” or “made available” or words of similar import when used with respect to documents or other information means that such documents or information have been physically or electronically delivered to the relevant Party by being (i) posted to the virtual data room managed by Seller in connection with the Sale Transaction on the date that is two Business Days prior to the date hereof and remained so included through the date hereof, or (ii) filed with or furnished to the SEC and available in its Electronic Data Gathering, Analysis and Retrieval (EDGAR) database on or prior to the date that is two Business Days prior to the date hereof.
1.4 Seller Disclosure Letter. The information set forth in the disclosure letter delivered by Seller to Purchaser on the date of this Agreement (the “Seller Disclosure Letter”) is disclosed under separate Section and subsection references that correspond to the Sections and subsections of this Agreement to which such information relates. The information set forth in each Section or subsection of the Seller Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations, warranties or covenants of Seller that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations, warranties or covenants of Seller that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations, warranties or covenants is reasonably apparent on the face of such disclosure.
ARTICLE II. THE SALE TRANSACTION
2.1 The Sale Transaction. At the Closing (as hereinafter defined), and subject to and upon the terms and conditions of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest in, to and under the Company Interests, free and clear of all Liens, in exchange for (a) the Estimated Closing Consideration, plus (b) all other amounts (if any) that become payable to Seller pursuant to this Agreement following the Closing (including, without limitation, pursuant to Section 2.2(a)).
2.2 Closing.
(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”), remotely by exchange of documents and signatures (or their electronic counterparts).

Exhibit 2.1

(b) At the Closing, and upon the terms and subject to the conditions of this Agreement:
(i) Seller shall transfer and convey to Purchaser the Company Interests pursuant to an assignment of membership interest;
(ii) Seller shall deliver to Purchaser a certificate from the secretary of the Seller certifying all resolutions (i) duly and validly adopted by its board of directors evidencing a full and complete authorization of the execution and delivery of this Agreement and the other Transaction Documents and certifying that all representations and warranties are valid and accurate as of the Closing Date and (ii) duly and validly adopted by its stockholders approving the Plan of Dissolution;
(iii) Purchaser shall deposit or cause to be deposited with Seller, by wire transfer of immediately available funds to an account designated in writing by Seller, an amount in cash equal to the Estimated Closing Consideration supported by a flow of funds statement signed by the Seller and Purchaser;
(iv) Purchaser shall pay or cause to be paid, by wire transfer of immediately available funds, all Unpaid Transaction Expenses in accordance with written instructions previously delivered by or on behalf of Seller or the Company;
(v) Purchaser shall pay or cause to be paid, by wire transfer of immediately available funds, all Closing Indebtedness (if any);
(vi) Seller shall deliver to Purchaser an executed counterpart signature page to the Escrow Agreement;
(vii) Purchaser shall deliver to Seller an executed counterpart signature page to the Escrow Agreement;
(viii) Purchaser shall pay or cause to be paid, by wire transfer of immediately available funds, the Adjustment Escrow Amount for deposit with the Escrow Agent, which amount shall be held and disbursed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement.
(ix) Seller shall deliver to Purchaser the resignations of any employees, managers, directors and officers of the Company who remain employed or affiliated with the Seller after the Closing and Seller shall have assumed and fulfilled all liabilities pursuant to the terms of any employment agreement or employment agreement, employment policy or employment Law with respect to such employees, managers, directors and officers. Any such employees, managers, directors and officers are identified on Section 2.2(b)(ix) of the Seller Disclosure Letter.
(x) Seller shall deliver to Purchaser the resignations of managers, directors and officers of the Company as directed by Purchaser and Seller shall have assumed and fulfilled

Exhibit 2.1
all liabilities pursuant to the terms of any employment agreement or employment agreement, employment policy or employment Law with respect to such managers, directors and officers.
(xi) Seller shall deliver to Purchaser a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that the neither the Seller nor the Company is a foreign person within the meaning of Section 1445 of the Code.

(xii) Seller shall deliver to Purchaser payoff letters from all holders of Closing Indebtedness and Lien releases from all holders of Liens extinguishing all Liens on Business Assets except for the Permitted Liens.
(xiii) Seller shall deliver employment agreements executed by the key employees of the Company set forth in Section 2.2(b)(xiii) of the Seller Disclosure Letter to the Purchaser in a form acceptable to Purchaser. The Seller shall have such employees provide confirmations to the Purchaser by electronic mail that such employees have no claims against the Company for payments of long-term incentives and transaction bonuses.
(xiv) Seller shall deliver to Purchaser the executed consent for change of control for the NYCEDC Agreement.
(xv) Seller shall have delivered Purchaser proof that it has extended its Directors & Officers insurance policy for a further run-off period of six (6) years that covers the Company against any claims and liabilities arising out of any event(s) which occurred before the Closing.
(xvi) Seller shall deliver to Purchaser good standing certificates for the Company in the states of Delaware and New York.
2.3 Pre-Closing Statement; Post-Closing Statement; Adjustments to Base Purchase Price.
(a) Pre-Closing Statement. Seller has prepared and delivered, or caused to be prepared and delivered, to Purchaser a written statement (the “Pre-Closing Statement”) setting forth Seller’s good faith estimate accompanied by any reasonable documentation requested by the Purchaser of (i) the amount of Closing Cash, (ii) the amount of Closing Net Working Capital and the Negative Net Working Capital Adjustment Amount (if any) or the Positive Net Working Capital Adjustment Amount (if any) resulting therefrom, (iii) the amount of Closing Indebtedness, (iv) the amount of Unpaid Transaction Expenses, (v) the amount of fifty percent (50%) of the total costs associated with the Warranty Insurance Policy, including without limitation, the premium, placement fee, surplus lines taxes and underwriting fees, (vi) the amount of Consideration Deduction, (vii) the amount of fifty percent (50%) of the BPSS Fee, (viii) the amount of all remaining amounts owed to NYCEDC pursuant to the NYCEDC Agreement, (ix) the amount of all liabilities associated with the Company’s long term incentive plans, accrued vacation expenses, and Stretched Trade Payables owed by the Company at the Closing (x) the Lease Release Amount and (xi) the amount of Adjustment Escrow Amount, together with a calculation of the Closing Consideration based on the foregoing amounts (the amount so

Exhibit 2.1
calculated being referred to herein as the “Estimated Closing Consideration”). For the avoidance of doubt the calculations of Closing Cash, Closing Net Working Capital and Closing Indebtedness shall be calculated in accordance with the Accounting Principles.
(b) Preparation and Delivery of Post-Closing Statement. Within sixty (60) calendar days after the Closing Date, Purchaser shall prepare and deliver, or cause to be prepared and delivered, to Seller a certificate (the “Post-Closing Statement”), executed by an executive officer of Purchaser, setting forth Purchaser’s good faith calculation of (i) the amount of Closing Cash, (ii) the amount of Closing Net Working Capital and the Negative Net Working Capital Adjustment Amount (if any) or the Positive Net Working Capital Adjustment Amount (if any) resulting therefrom, (iii) the amount of Closing Indebtedness, (iv) the amount of Unpaid Transaction Expenses, (v) the amount of fifty percent (50%) of the total costs associated with the Warranty Insurance Policy, including without limitation, the premium, placement fee, surplus lines taxes and underwriting fees, (vi) the amount of Consideration Deduction, (vii) the amount of fifty percent (50%) of the BPSS Fee, (viii) the amount of all remaining amounts owed to NYCEDC pursuant to the NYCEDC Agreement, (ix) the amount of all liabilities associated with the Company’s long term incentive plans, accrued vacation expenses, and Stretched Trade Payables owed by the Company at the Closing, (x) the Lease Release Amount and (xi) the amount of Adjustment Escrow Amount together with a calculation of the Closing Consideration based on the foregoing amounts as well as reasonably detailed supporting documentation for such calculation and any additional information reasonably requested by Seller. The Post-Closing Statement shall be prepared in accordance with the Accounting Principles.
(c) Review of Post-Closing Statement. Purchaser shall provide Seller and its Representatives with reasonable access (with the right to make copies), during normal business hours and upon reasonable advance notice, to the work papers of Purchaser and the Company, their accountants and any of their other Representatives related to the preparation of the Post-Closing Statement, as well as to any of the personnel, property and facilities and the books and records and other relevant information of the Company, and Purchaser shall make reasonably available its and the Company’s employees knowledgeable about the information used in, and the preparation of, the Post-Closing Statement; provided that, such access shall be in a manner that does not interfere with the normal business operations of the Company in any material respect. Seller shall have fifteen (15) days following receipt of the Post-Closing Statement and all other information requested in accordance with this Section 2.3(c) (which shall be promptly provided by Purchaser) (the “Review Period”) to review the same. On or before the expiration of the Review Period, Seller shall deliver to Purchaser a written statement accepting or disputing the Post-Closing Statement. In the event that Seller shall dispute the Post-Closing Statement, such statement shall, to the extent reasonably practicable, include a reasonably detailed itemization of Seller’s objections and the reasons therefor (such statement, a “Dispute Statement”). Any component of the Post-Closing Statement that is not disputed in a timely-delivered Dispute Statement shall be final and binding on the parties hereto and not subject to appeal. If Seller does not deliver a Dispute Statement to Purchaser within the Review Period or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement shall be final and binding on the parties hereto and not subject to appeal.

Exhibit 2.1
(d) Dispute Resolution. If Seller delivers a Dispute Statement during the Review Period, Purchaser and Seller shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the thirty (30) calendar days immediately following Purchaser’s receipt of the Dispute Statement or such longer period as Purchaser and Seller may mutually agree (as applicable, the “Resolution Period”). Any such disputed items that are resolved and documented by mutual agreement of Purchaser and Seller during the Resolution Period shall be final and binding on the parties hereto and not subject to appeal. If Purchaser and Seller do not resolve all such disputed items by the end of the Resolution Period, Purchaser and Seller shall submit all items remaining in dispute with respect to the Dispute Statement to KPMG US LLP (“KPMG”) and if KPMG is unable to perform such services an independent, nationally recognized accounting firm mutually acceptable to Seller and Purchaser (together with KPMG collectively referred to herein as the “Accounting Firm”) for review and resolution. Any further submissions to the Accounting Firm must be written and delivered to each party to the dispute, and neither Purchaser nor Seller shall have any ex parte communications with the Accounting Firm without the other party. The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm shall make all calculations in accordance with the Accounting Principles and other definitions, terms and provisions of this Agreement, may consider only those items and amounts that are identified in the Dispute Statement as being items that Purchaser and Seller have not resolved, and may not assign a dollar amount to any item in dispute greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Purchaser and Seller shall direct, and use their commercially reasonable efforts to cause, the Accounting Firm to resolve all disagreements as soon as practicable in amounts between the disputed amounts set forth in the Post-Closing Statement and the Dispute Statement. Each of Purchaser and Seller shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (ii) submit a written statement in support of their respective positions on disputed items, provide supporting material to the Accounting Firm in defense of their respective positions on such disputed items and submit a written statement responding to the other party’s position with respect to such disputed items and (iii) subject to customary confidentiality agreements with the Accounting Firm, provide the Accounting Firm with access to their respective books, records, personnel and Representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Purchaser and Seller a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Purchaser and Seller) of the disputed items as promptly as practicable, but in any event within thirty (30) calendar days after its engagement, which determination shall be final and binding on the parties hereto and not subject to appeal. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Purchaser, on the one hand, and Seller, on the other hand, based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of all items in dispute as identified in the Dispute Statement as originally submitted by the Parties to the Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awarded $600 in favor of Purchaser’s position, 40% of the costs of its review would be borne by Purchaser and 60% of the costs would be borne by Seller. The

Exhibit 2.1
determination of the Accounting Firm shall be final, binding, non-appealable and enforceable as an arbitration award in any court of competent jurisdiction under the terms of the Federal Arbitration Act or its state law equivalents.
(e) Post-Closing Payments.
(i) The Closing Consideration, based on (A) the amount of Closing Cash, (B) the amount of Closing Net Working Capital, (C) the amount of Closing Indebtedness and (D) the amount of Unpaid Transaction Expenses (D) the amount of fifty percent (50%) of the total costs associated with the Warranty Insurance Policy, including without limitation, the premium, placement fee, surplus lines taxes and underwriting fees, (E) the amount of Consideration Deduction, (F) the amount of fifty percent (50%) of the BPSS Fee, (G) the amount of all remaining amounts owed to NYCEDC pursuant to the NYCEDC Agreement, (H) the amount of all liabilities associated with the Company’s long term incentive plans, accrued vacation expenses, and Stretched Trade Payables owed by the Company at the Closing (I) the Lease Release Amount and (J) the amount of Adjustment Escrow Amount, each as deemed final and binding on the parties hereto after the end of the Review Period of the Post-Closing Statement and the resolution of any Dispute Statement pursuant to this Section 2.3 is referred to herein as the “Final Closing Consideration”.
(ii) If the amount of the Final Closing Consideration exceeds the amount of the Estimated Closing Consideration (such excess amount, the “Positive Adjustment”), then (A) within five (5) Business Days after the determination of the Final Closing Consideration pursuant to this Section 2.3, Purchaser shall deposit or shall cause to be deposited with Seller, by wire transfer of immediately available funds, the Positive Adjustment, and (B) Purchaser and Seller shall jointly instruct the Escrow Agent to deliver the balance of the Adjustment Escrow Amount (if any) to Seller.
(iii) If the amount of the Estimated Closing Consideration exceeds the amount of the Final Closing Consideration (such excess amount, the “Negative Adjustment”), then Purchaser and Seller shall, within five (5) Business Days after the determination of the Final Closing Consideration pursuant to this Section 2.3, jointly instruct the Escrow Agent to (A) deliver to Purchaser from the Adjustment Escrow Account, by wire transfer of immediately available funds to the account designated by Purchaser, an amount equal to the lesser of (x) the Negative Adjustment and (y) the balance of the Adjustment Escrow Amount, and (B) after giving effect to such payment, deliver the remaining balance of the Adjustment Escrow Amount, if any, to Seller. If the Negative Adjustment is greater than the balance of the Adjustment Escrow Amount, then, within five (5) Business Days after the determination of the Final Closing Consideration pursuant to this Section 2.3, Seller shall pay to Purchaser the unpaid balance of the Negative Adjustment to the account or accounts of Purchaser designated in writing.
(iv) If the amount of the Final Closing Consideration is equal to the amount of the Estimated Closing Consideration, then there shall be no adjustment to the Estimated Closing Consideration pursuant to Section 2.3(e) and Purchaser and Seller shall jointly instruct the Escrow Agent to disburse to Seller the balance of the Adjustment Escrow Amount.

Exhibit 2.1
(f) Section 2.3(e) and the determination of the Final Closing Consideration shall be the sole and exclusive remedies of the parties hereto with respect to the matters addressed in this Section 2.3.
(g) To the maximum extent permitted by applicable Law, any payment made under this Section 2.3 shall be treated for all Tax purposes as an adjustment to the Closing Consideration.
2.4 Withholding Taxes. Seller, Purchaser, and their respective Affiliates shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld and timely paid over to the appropriate Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. Each of Purchaser and its Subsidiaries or Purchaser Parent shall give reasonable notice prior to anticipated withholding to Seller and shall cooperate with Seller to reduce or eliminate such withholding. The Parties acknowledge and agree that no deduction or withholding will be required to be made from any amounts payable to Seller if Seller provides Purchaser with a validly executed IRS Form W-9.
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE COMPANY
Subject to such exceptions as are set forth in the corresponding sections of the Seller Disclosure Letter delivered herewith by Seller to Purchaser, Seller hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, that:
3.1 Organization; Good Standing. The Company (a) is a limited liability company duly organized, validly existing and in good standing pursuant to the laws of Delaware; (b) has the requisite limited liability company power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets; (c) is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties and assets owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States). Seller has made available to Purchaser true, correct and complete copies of the Organizational Documents of the Company. The Company is not in violation of its Organizational Documents.
3.2 Requisite Governmental Approvals. No Consent, authorization of, filing or registration with, or notification to any Governmental Authority is required by or on behalf of Seller or the Company in connection with the consummation of the Sale Transaction, except such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act and such other Consents the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate.

Exhibit 2.1
3.3 Non-Contravention. Except as set forth on Section 3.3 of the Seller Disclosure Letter, the execution and delivery of this Agreement by Seller, the performance by Seller of its covenants and obligations under this Agreement, and the consummation of the Sale Transaction do not (a) violate or conflict with any provision of the Organizational Documents of the Company; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract or Permit; (c) assuming compliance with the matters referred to in Section 3.2, violate or conflict with any Law applicable to the Company or by which any of its properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company, except in the case of each of clauses (b), (c) or (d), for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, be material to the Company, taken as a whole.
3.4 Capitalization.
(a) The Company Interests constitute all of the outstanding membership interests of the Company. Other than its Company Interests, the Company has any other equity interests authorized, designated, issued or outstanding, and there are no, and there are no obligations (contingent or otherwise) of the Company to issue or enter into any, options, warrants, phantom interests, equity appreciation rights, profits interests, call rights commitment, puts, redemption rights, subscription rights, conversion rights, exchange rights, rights of first refusal or other rights or Contracts of any character, to which the Company is a party or by which it or any of its Subsidiaries is bound obligating such Company to issue, deliver, sell, repurchase, redeem or otherwise make outstanding, any equity interests of such Company. All of the Company Interests are uncertificated.
(b) All of the Company Interests (x) have been duly authorized and validly issued and are fully paid (if applicable), non-assessable and not subject to preemptive rights, rights of first refusal or similar rights created by statute, the Company’s Organizational Documents or any Contract to which the Company is a party or is otherwise bound, (y) are free and clear of any Liens (except Permitted Liens) and (z) have been offered, sold, issued and delivered by the Company in material compliance with the terms of any applicable Contract to which the Company is a party, the Organizational Documents of the Company and all applicable Laws. The Company is not party to, or bound by, any Contracts with respect to voting of any equity interests of the Company (including voting trusts or proxies) or which restrict the transfer thereof, other than the Company’s Organizational Documents.
3.5 Title to, Condition, and Sufficiency of Assets.
(a) The Company has good, valid, and marketable title to, and is the lawful owner of, or has a valid leasehold interest in, all of the Personal Property, free and clear of all Liens (except Permitted Liens).

Exhibit 2.1
(b) The Business Assets constitute all of the tangible and intangible, real and personal properties, rights, assets, and interests used in the Business and are sufficient to enable Purchaser to continue to conduct the Business from and after the Closing.
(c) All of the Personal Property (whether owned or held under lease) have been repaired or maintained regularly and are in good operating condition and repair (subject to normal wear and tear), free from defects (other than minor defects that do not and will not interfere with the use thereof in normal operations), suitable for their current and intended uses in the ordinary course of the Business in accordance with industry standards, and are in the Company’s exclusive possession and control.
3.6 No Subsidiaries. The Company does not own or have any interest in any shares or have an ownership interest in any other Person.
3.7 Company Financial Statements; Internal Controls; Indebtedness.
(a) Section 3.7(a) of the Seller Disclosure Letter contains the following financial statements (the “Financial Statements”):
(i) the audited balance sheets of the Company for the calendar years ending December 31, 2019, December 31, 2020, and December 31, 2021, and the related audited statements of revenue and direct expenses, and the statement of cash flows for such annual periods then ended (the “Audited Financial Statements”); and
(ii) the unaudited balance sheet of the Company as of September 30, 2022 (the “Most Recent Balance Sheet”) and the related unaudited statements of revenue and direct expenses, and the statement of cash flows for the nine-month period then ended (the “2022 Financial Statements”).
(b) Each of the foregoing Financial Statements is accurate and complete in all material respects and presents fairly in all material respects the financial condition, results of operations and cash flows of the Company (taken as a whole) throughout the periods covered thereby and give a complete representation of the resources required to operate the Business in the Ordinary Course of Business. Except as set forth in Section 3.7(b) of the Seller Disclosure Letter, the Company does not rely on any resources, employees or assets of the Seller to operate the Business in the Ordinary Course of Business. The Audited Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated therein and the 2022 Financial Statements have been prepared in accordance with past practices (except that the Most Recent Balance Sheet and the related unaudited consolidated statements of operations and cash flows are subject to normal year-end adjustments and reclassifications and lack footnote disclosure and other presentation items).
(c) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the board of managers of the Company, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized

Exhibit 2.1
acquisition, use or disposition of the assets of the Company, and (iv) that the amount recorded for assets on its books and records is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(d) Each of the foregoing Financial Statements is based upon the information contained in the books and records of the Company. All accounts, books and ledgers related to the Business are accurate and complete in all material respects.
(e) All notes and accounts receivables (the “Accounts Receivable”) have arisen out of bona fide transactions in the Ordinary Course of Business and are carried on the Company’s books and records at values determined in accordance with the Accounting Principles. Each Account Receivable constitutes a valid and binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor thereof or thereunder. No request or agreement for deduction or discount has been made with respect to any of the Accounts Receivable.
(f) As of the Closing Date, there are no amounts due and payable, including without limitation, inter-company payables between the (i) Company and (ii) Seller and Seller’s Affiliates.
3.8 No Undisclosed Liabilities. The Company has no Liabilities, other than (a) Liabilities reflected or reserved against on the Most Recent Balance Sheet, (b) Liabilities that have arisen after the date of the Most Recent Balance Sheet in the Ordinary Course of Business (none of which is a material Liability for breach of Contract, tort, infringement, breach of warranty, from noncompliance with any applicable Laws, Orders or Permits or a claim or lawsuit or an environmental Liability), (c) to the extent included in the Closing Indebtedness or the Unpaid Transaction Expenses in the Pre-Closing Statement or (d) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The amount of Unpaid Transaction Expenses set forth in the Pre-Closing Statement is the final amount and represents the entire amount of such expenses. There are no other Unpaid Transaction Expenses other than the amount set forth in Pre-Closing Statement.
3.9 Absence of Certain Changes.
(a) No Company Material Adverse Effect. Since the date of the Most Recent Balance Sheet through the date of this Agreement, there has not occurred an event, or condition that had, or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Forbearance. Since the date of the Most Recent Balance Sheet, through the date of this Agreement, (i) the Business has been conducted, in all material respects, in the Ordinary Course of Business; and (ii) the Company has not:
(i) amended or otherwise changed the Company’s Organizational Documents;
(ii) proposed or adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization;

Exhibit 2.1
(iii) issued, sold, or delivered, or agreed or commit to issue, sell, or deliver, any equity securities (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) of the Company;
(iv) incurred or assumed Indebtedness for borrowed money; assumed, guaranteed, endorsed, or otherwise committed to become liable or responsible for the obligations of any other Person; or loan, advance, or capital contribution to, or investment in, any Person, in each case, by Seller (in connection with the Business) or the Company;
(v) incurred capital or operating expenditures, or entered into any transaction involving capital or operating expenditures, in excess of $10,000;
(vi) entered into any transaction outside the Ordinary Course Business or that is inconsistent with sound business practice for a similarly situated business;
(vii) sold, assigned, transferred, leased, licensed or otherwise disposed of any Business Asset outside the ordinary course of the Business or that is inconsistent with sound business practice for a similarly situated business;
(viii) created, taken any action or failed to take any action that could result in or permit the creation or existence of, a Lien upon any Business Asset,
(ix) waived the Company of any right of material value;
(x) granted or promised (oral or written) to: (i) increase the salary of any employee or amount paid to any independent contractor of the Company or the Business; (ii) made any change to any other compensation, benefits, perquisites, or other employee benefit plan of the Company or the Business; or (iii) paid any bonus to any employee or independent contractor of the Company or the Business, in each case, outside the ordinary course of the Business or in a manner that is inconsistent with sound business practice for a similarly situated business;
(xi) (A) adjusted, split, subdivided, combined or reclassified any equity securities, or issued or authorized or proposed the issuance of any equity securities in respect of, in lieu of or in substitution for, any equity interest or voting interest; (B) declared, set aside, establish a record date for, authorized or paid any distribution (whether in cash, shares or property or any combination thereof) in respect of any equity interest or voting interest, or make any other actual, constructive or deemed distribution in respect of any equity or voting interest; (C) pledged or encumbered any shares of its equity or voting interest; or (D) modified the terms of any shares of its equity or voting interest;
(xii) except as required by applicable Law or GAAP, (A) other than in the Ordinary Course of Business, revalued in any material respect any of its properties or assets, including writing-off notes or accounts receivable; or (B) made any change in any of its accounting principles or practices; or
(xiii) authorized or entered into, any agreement or understanding to do any of the foregoing.

Exhibit 2.1
3.10 Contracts.
(a) Section 3.10 of the Seller Disclosure Letter sets forth a true, correct and complete list of any Material Contract to which the Company is a party to or by which the Company or any of its assets, properties or rights is bound. Seller has made available to Purchaser a true, correct, and complete copy of each Material Contract, together with all amendments thereto. There are no oral Contracts to which the Company is a party or that relate to the Business or the Business Assets. The Company is not at the time of the Closing in discussions with any third party to enter into a Contract.
(b) Each Material Contract is valid and binding on the Company and is in full force and effect and was entered into at arms’ length and in the ordinary course of the Business consistent with sound business practice for a similarly situated business. None of the Company, nor, to the Knowledge of Seller, any other party thereto, is in material breach of or material default pursuant to any Material Contract, and no event has occurred that would constitute such a breach or default (with notice, or lapse of time, or both) pursuant to any Material Contract by the Company, or, to the Knowledge of Seller, any other party thereto. Neither Seller, the Company nor any of the Seller’s Subsidiaries, has received written notice of any planned breach or termination of any Material Contract by the other party thereto. The Company has performed, in all material respects, all obligations required to be performed by it under the Material Contracts and has not, since the Lookback Date, been notified in writing of any claim of default under any Material Contract. Neither the Company nor Seller has violated any restriction in a Material Contract that prohibits the Company from providing similar services to similarly situated Educational Institutions within the restricted area set forth in a Material Contract.
(c) Consents. Section 3.10(c) of the Seller Disclosure Letter identifies each Contract to which the Company is a party that requires the consent of, or notice to, the other party thereto to avoid any breach or default of such Contract in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
(d) Warranties. The Company has not given to any Person any product or service guaranty or warranty, right of return, or other indemnity relating to the products and services sold, licensed, delivered, or performed by the Company.
3.11 Real Property.
(a) The Company does not own and never has owned any real property or any ownership interest therein.
(b) Section 3.11(b) of the Seller Disclosure Letter contains a true, correct and complete list, of all of the leases, subleases, licenses or other agreements pursuant to which any Company or any of its Subsidiaries used, uses, occupied or occupies, had or has the right to use or occupy, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”) since the Lookback Date. All Leases have been terminated as of the date hereof the Company does not lease or occupy any real property. There have been no material Legal Proceedings brought against or by the Company with respect to a

Exhibit 2.1
Lease. No Legal Proceedings are pending or, to the Knowledge of Seller, threatened by or against the Company, its Subsidiaries or the Seller with respect to a Lease and to Seller’s Knowledge there are no circumstances that could give rise to a Legal Proceeding pursuant to a Lease. The Seller has released the L/C (as defined in the Lease) to the Seller's Landlord as required by Section 2(a)(i) of the Lease Termination Agreement on the effective date of the Lease Termination Agreement and has not objected to the release of the L/C to the Seller's Landlord. Seller’s Landlord has provided acknowledgement by electronic mail attached hereto as Exhibit B that upon the payment of the Lease Release Amount at the Closing, the Company shall be released from all obligations under its Lease with Seller’s Landlord pursuant to the terms of the Lease Termination Agreement.
3.12 Environmental Matters. The Company has not, in all material respects, (a) failed to comply with any Environmental Law; (b) received any written notice alleging that the Company has violated any applicable Environmental Law; (c) transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances in violation of any applicable Environmental Law; (d) exposed any employee to Hazardous Substances in violation of any applicable Environmental Law; or (e) failed to timely obtain, possess and maintain all Permits required under Environmental Law. The Company is not a party to or is the subject of any pending or, to the Knowledge of Seller, threatened Legal Proceeding that is (i) alleging the noncompliance by the Company with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law.
3.13 Intellectual Property.
(a) Registered Intellectual Property; Proceedings. Section 3.13(a) of the Seller Disclosure Letter sets forth a true, correct, and complete list as of the date of this Agreement of all Company Registered Intellectual Property. All Company Intellectual Property is subsisting and valid and enforceable. All Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. No loss or expiration of any Company Intellectual Property is threatened, pending or reasonably foreseeable, except for Patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company, including failure to pay any required maintenance fees). No Registered Intellectual Property is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding to which the Company has received notice placing in question the validity or scope of such Intellectual Property.
(b) Ownership. The Company solely and exclusively owns all right, title, and interest, free and clear of all Liens other than Permitted Liens, in and to all of the Company Owned Intellectual Property. The Company has valid and enforceable rights to use the Company Licensed Intellectual Property, free and clear of all Liens other than Permitted Liens. There are no restrictions on the Company’s right to use, transfer or license any Company Intellectual Property.
(c) No Order. No Company Intellectual Property included in the Company’s current products is subject to any Legal Proceeding or outstanding order against the Company, in

Exhibit 2.1
effect as of the date of this Agreement, prohibiting or restricting the Company from using, transferring, or licensing thereof.
(d) IP Contracts. Section 3.13(d) of the Seller Disclosure Letter sets forth a complete and accurate list of Contracts in effect as of the date of this Agreement pursuant to which (i) the Company has granted a license to a third Person under any Company Intellectual Property, other than (A) any non-disclosure agreements; (B) Contracts with end users and other customers (including resellers and distributors), or with potential end users and other customers (including potential resellers and distributors), to the extent granting licenses in connection with the evaluation, provision, sale, resale, license, distribution, support or maintenance of the Company’s product or service in the Ordinary Course of Business; (C) Contracts with consultants, contractors and vendors (including manufacturers, suppliers and contract research organizations) to the extent granting licenses in connection with the counterparty’s provision of products or services to or for the Company in the Ordinary Course of Business; and (D) other licenses entered in the Ordinary Course of Business; or (ii) Company Licensed Intellectual Property, excluding, in each case, any (1) non-disclosure agreements; (2) non-exclusive licenses or related services Contracts for commercially available off-the-shelf software, technology or Intellectual Property; (3) Contracts with employees or independent contractors for the assignment of, or license to, any Intellectual Property; and (4) licenses authorizing limited use of brand materials, feedback, or other Intellectual Property that are incidental to the primary purpose of the Contract (all such Contracts that are, or are required to be, listed under clauses (i) and (ii) of this Section 3.13(d), the “IP Contracts”).
(e) No Infringement. The Company’s current and former products, services and conduct of the Business have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, any Intellectual Property rights or rights of publicity of any Person. The Company is not the subject of any pending Legal Proceeding that (i) alleges a claim of infringement, misappropriation or other violation of any Intellectual Property rights of any Person, and no such claim has been asserted or threatened against the Company or (ii) challenges the ownership, use, patentability, registration, validity or enforceability of any Company Intellectual Property.
(f) No Notice of Infringement. The Company has not received written notice from any third Person alleging that the Company’s current products, services or operation of Business infringe or misappropriate the Intellectual Property of any third Person. To the Knowledge of Seller, there is no actual unauthorized use, interference, disclosure, infringement, misappropriation or other violation by any Person of any of the Company Intellectual Property, and the Company has not made or asserted any written notice alleging infringement or misappropriation of any Company Intellectual Property.
(g) Employee Agreements. The Company has and uses commercially reasonable efforts to enforce a policy requiring all personnel (including current and former founders, employees, agents, consultants and contractors) of the Company who have contributed to or participated in the conception or development of any material Company Owned Intellectual Property to enter into, and all such personnel have entered into, proprietary rights agreements with the Company in which it has assigned or vested ownership of all their rights in such

Exhibit 2.1
Intellectual Property to the Company and have agreed to maintain the confidentiality of such Intellectual Property.
(h) Source Code Escrow. The Company has not disclosed, licensed, made available or delivered to any other Person any of the source code for any Company Software, and, as of the date of this Agreement, no event has occurred that would legally require the Company to do any of the foregoing. Neither this Agreement nor the consummation of the Sale Transaction will result in the disclosure to a third party of any source code included in the Company Software (including any release from escrow of any such source code).
(i) Software; Open Source Software. The Company has not used open source software in any manner that, with respect to any Company Software that is Company Owned Intellectual Property, (i) requires its disclosure or distribution in source code form; (ii) requires the licensing thereof for the purpose of making derivative works; or (iii) imposes any restriction on the consideration to be charged for the distribution thereof. With respect to any open source software that is used by the Company, the Company is in material compliance with all applicable agreements with respect thereto.
(j) Confidentiality. The Company has taken commercially reasonable efforts to protect the secrecy and confidentiality of any of the Company Intellectual Property that constitutes trade secrets or for which the Company has a confidentiality obligation to any Person and has taken commercial reasonable efforts to maintain and protect the ownership, rights in or to, or value of the Company Intellectual Property.
(k) Privacy, Data Protection and Data Security. The Company (i) maintains and has maintained policies regarding privacy and data protection aligned with customary industry practice and compliant with applicable Laws, as applicable (each, a “Company Privacy Policy”), with respect to its collection, use disclosure, retention, and disposal of personal information and personal data of individuals (collectively, “Personal Information”); (ii) is in compliance with (A) each applicable Company Privacy Policy; (B) all applicable Laws pertaining to privacy, data protection and information security with respect to the Company’s collection, use, maintenance and disclosure of Personal Information; (C) all obligations under any Contract related to the protection of Personal Information or data security; (D) the requirements of any self-regulatory organizations with which the Company has agreed to comply or has represented compliance with (including, to the extent applicable, the Payment Card Industry Data Security Standard or the Student Privacy Pledge); and (E) any written statements by the Company regarding the protection of Personal Information or data security; and (iii) maintains commercially reasonable policies, and has implemented and maintained commercially reasonable technical, administrative, and physical safeguards, designed to protect Personal Information it collects or otherwise maintains from security breaches resulting in unauthorized access, acquisition and or disclosure and such safeguards are, in all material respects, at least as stringent as is required by any applicable Contract or Law. To the Knowledge of Seller as of the date of this Agreement, none of (i) the Company or (ii) any subcontractor with access to Personal Information has at any time suffered any security breach or material vulnerability to such security breach of any of its systems resulting in any actual or reasonably suspected unauthorized loss of, access to, or acquisition or disclosure of, any such Personal Information. The Company

Exhibit 2.1
has (i) provided adequate notice and obtained any necessary consents required for the Processing of Personal Information (including under any applicable Laws); and (ii) abided by any applicable opt-outs related to Personal Information. The Company is not subject to any contractual requirement or other legal obligation that, following the Closing, would prohibit the Company from receiving or using Personal Information in the manner in which the Company receives and uses such Personal Information prior to the Closing. The Company has not processed Personal Information of any natural Person under the age of thirteen (13) without first obtaining all necessary consents and permissions required by applicable Law.
(l) IT Systems. The Company owns free and clear of all Liens, or are licensed to use, all IT Systems used by them in the operation of their business. There are no plans to replace or upgrade any material part of the IT Systems that owned by the Company within one year following the Closing Date. The IT Systems are appropriate for the businesses, function in material conformance with all applicable specifications, and have been regularly and properly maintained. Except as would not have a Company Material Adverse Effect, there are, and since the Lookback Date there have been, no performance reductions or logical or physical intrusions to any IT Systems or loss of data that have had (or are having) a material impact on the use of such systems by the Company.
3.14 Tax Matters.
(a) Tax Returns. (i) The Company has timely filed (taking into account valid extensions) all Tax Returns (including information returns) required to be filed; (ii) that all such tax returns are true, complete and correct in all respects; (iii) the Company has paid all taxes due and owing by the Company (whether or not shown on any tax return) that are required to be paid; and (iv) has fully paid all deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority; (v) that there are no pending or threatened actions by any taxing authority; and (vi) that there are no Liens for Taxes on the assets of the Company other than for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings.
(b) No Waivers. The Company has not executed any waiver, except in connection with any ongoing Tax examination, of any statute of limitations on, or extended the period for the assessment or collection of, any material Tax, in each case that has not since expired.
(c) No Audits. No audits or other examinations with respect to Taxes of the Company are presently in progress or have been threatened, asserted or proposed in writing. Since the Lookback Date, no written claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to tax in that jurisdiction.
(d) Adjustments. There are no outstanding Tax deficiencies, assessments, or adjustments with respect to the Company, Seller in connection with the Business, or the Business Assets, and no consent has been recently given with respect to the Company, Seller in connection with the Business, or the Business Assets, to extend the time in which any Tax may be assessed or collected by any Tax Authority;

Exhibit 2.1
(e) Contractual Obligations. The Company is not a party to or bound by any Tax allocation or Tax sharing agreement with any Person, and the Company has no current or potential contractual obligation to indemnify any other Person with respect to Taxes;
(f) Withholding Taxes. The Company has deducted, withheld and timely paid to the appropriate Government Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, member, customer, client (or employees of customers and/or clients), or other third party, and the Company has complied in all material respects with all reporting and record keeping requirements, including, but not limited to maintaining valid W9, W8 and other such State forms.
(g) Employment and Other Payroll Taxes. (i) The Company has timely deposited and filed all employment and payroll taxes, including but not limited to unemployment taxes, social security taxes, Medicare taxes; (ii) the Company has timely filed all employment and payroll related returns with federal, state and local tax agencies and (iii) the Company maintains all material signed documents in relation to employment, including I-9 forms, work authorization forms etc.
(h) Statute of Limitations. The Company has not waived any statute of limitations in respect of Taxes or Tax items. The Company has not agreed to nor is a beneficiary of any extension of time with respect to any Tax deficiency, any Tax that may be assessed or collected, or any adjustment to any Tax Return that may be made. The Company has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law), private letter rulings, technical advice memoranda or similar Contracts or rulings relating to Taxes have been entered into or issued by any Government Authority with or in respect of the Company. Furthermore, none of the exceptions as provided under Section 6501(c) of the Code are applicable to any prior tax years applicable before the Closing.
(i) Settlement or Compromise. Since September 30, 2022, the Company has not entered into any settlement or compromise of any Tax Liability, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, filed or changed any Tax election, amended any income, franchise, sales, use or other Tax Return, entered into any Tax closing agreement, or failed to pay any Tax as it came due.
(j) Section 280G. The Company has not made any payments, nor is it obligated to make any payments that will not be deductible under Section 280G of the Code.
(k) Tax Underpayment. The Seller has disclosed on its federal income Tax Return(s) all positions taken therein that could reasonably be expected to give rise to any accuracy-related understatement penalty under Section 6662 of the Code with respect to the Company.

Exhibit 2.1
(l) No state of facts exists or has existed which would constitute a basis for the assessment of any material Taxes against Seller with respect to any Tax Returns which have not been examined by the taxing authorities for the jurisdictions in which they have been filed.
(m) Foreign Person. Seller is not a foreign person within the meaning of Section 1445 of the Code. The Company does not have and has never had any operations, Subsidiaries or bank accounts outside the United States.
(n) Deferred Compensation. The Company is not a party to any Contract that is a nonqualified deferred compensation plan subject to Section 409A of the Tax Code (“Section 409A”). The Company has no actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Tax Code. No option or other right to acquire equity in the Company or the Seller by an employee of the Company: (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted; (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights; or (iii) has been granted with respect to any class of membership interest or other equity of the Company or the Seller that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).
(o) No Listed Transactions. The Company has not, Since the Lookback Date, engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2).
(p) No Tax Agreements. The Company (i) is not a party to or bound by, or currently has any Liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation (A) entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Taxes or (B) solely by and among any of Seller, the Company and Seller’s Subsidiaries; and (ii) has no Liability for the Taxes of any Person other than Seller and the Company to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, or otherwise by operation of law.
(q) Entity Classification. The Company is and has been since its inception: (i) disregarded as an entity separate from Seller for federal income Tax purposes within the meaning of Treasury Regulations § 301.7701-3(b)(ii); and (ii) disregarded as an entity separate from Seller for state and local income Tax purposes under corresponding provisions of state and local law in all jurisdictions in which the Company is subject to state or local income Taxes;
(r) Allocation of Company Income and Loss. The Company shall allocate all items of Company income, gain, loss, deduction, or credit attributable to the Membership interest between the Purchaser and Seller for the taxable year of the Closing based on a closing of the Company’s books as of the Closing Date.
3.15 Employees and Independent Contractors.
(a) List of Employees. Section 3.15(a) of the Seller Disclosure Letter sets forth the names, positions, date of birth, home address with a ZIP code, current salaries or wages (including any bonuses, if applicable), commission or other compensation arrangement, and the

Exhibit 2.1
nature and amount of any perquisites, personal benefits and applicable Company Benefit Plans of all current employees and independent contractors of the Company. No employee or independent contractor has notified the Company of any plans to terminate his, her, or its employment or relationship with the Company. Except as set forth on Section 3.15(a) of the Seller Disclosure Letter, the Company has no obligation to make severance, retention, change-of-control, bonus, sale bonus, termination pay, payments in lieu of notice, or any other payments (including annual or periodic bonuses, cash out of accrued vacation, sick time or paid time off) to any current or former employee, independent contractor, manager, director, officer, or agent of Seller whether as a result of the transactions contemplated by this Agreement or otherwise.
(b) Employment Law Compliance. The Company has complied with applicable Laws and orders with respect to employment (including applicable Laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and collective bargaining). Without limiting the generality of the foregoing, the Company has withheld from all remuneration (including taxable benefits) of its employees all Taxes and other deductions required to be withheld therefrom under applicable Laws and has remitted the same to the proper Tax or other receiving authority within the time required under applicable Laws.
(c) Employee Claims. To the Knowledge of Seller and the Company, no current or former contractor of the Company has any threatened or pending, claim against the Company (whether under any Law, any employment agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salary (excluding current bonus accruals); (iii) worker’s compensation or long-term disability benefits; (iv) actual or alleged wrongful termination, unlawful dismissal, or race, age, sex, disability, or any other harassment or discrimination; (v) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year; or (vi) any violation of any Law.
(d) Classification of Independent Contractors. The Company has at all times satisfied all Laws to classify individuals who are or were performing services for the Company as independent contractors, and to the Knowledge of Seller and the Company, such individuals have satisfied all such Laws with respect to their classification as independent contractors. The Company has truly, accurately, and completely reported the compensation of such individuals on IRS Forms 1099 when required to do so.
(e) Non-Competition Agreements. No employee or independent contractor of the Company is a party to, or is otherwise bound by, any contract, including any confidentiality, non-competition or proprietary rights contract, between such employee and any other Person that in any way adversely affects or will affect (i) the performance of his, her or its duties as an employee or independent contractor of Purchaser after the Closing, or (ii) the ability of Purchaser to operate the Company conduct the Business after the Closing.
(f) Immigration Laws. The Company is, and has been, in compliance with and has not violated the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder, and has not been warned, fined, or otherwise penalized by reason of its failure to comply therewith, nor is any such proceeding pending or threatened. The Company is not currently, and has not been, the subject of

Exhibit 2.1
any Legal Proceeding commenced by the Department of Labor, any state workforce agency, the U.S. Immigration and Customs Enforcement, the IRS, the U.S. Citizen and Immigration Service or any other Governmental Authority charged with the enforcement of immigration or national original related discrimination, employment authorization or employment eligibility verification Laws (including the E-Verify program), and no claim, Legal Proceeding, worksite visit, inspection or complaint by any such agency is or has been threatened, either verbally or in writing.
(g) Union Activities. The Company is not a party to any collective bargaining agreement, labor union contract or trade union agreement (collectively, “Labor Agreements”). To the Knowledge of Seller, there are no activities or proceedings of any labor or trade union (collectively, “Labor Entities”) to organize any employees of the Company with regard to their employment with the Company. No Labor Agreement is being negotiated by the Company. There is no strike or lockout against the Company pending or, to the Knowledge of Seller, threatened directly against the Company.
3.16 Employee Plans.
(a) Company Benefit Plans. With respect to each material Company Benefit Plan, to the extent applicable, Seller has made available to Purchaser true, correct and complete copies of (i) the most recent annual report on Form 5500 required to have been filed with the IRS for each Company Benefit Plan; (ii) the most recent determination letter, if any, from the IRS for any Company Benefit Plan that is intended to qualify pursuant to Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions; (iv) any related trust agreements; and (v) any material notices to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any material compliance issues in respect of any such Company Benefit Plan.
(b) Absence of Certain Plans. Neither the Company nor any of its ERISA Affiliates has previously maintained, sponsored, or contributed to or currently maintains, sponsors, or participates in, or contributes to, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA); or (iii) a defined benefit pension plan or plan subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.
(c) Compliance. Except as would not have a Company Material Adverse Effect, each Company Benefit Plan has been maintained, funded, operated, and administered in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority.
(d) Company Benefit Plan Legal Proceedings. Except as would not have a Company Material Adverse Effect, as of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened on behalf of or against any Company Benefit Plan, the assets of any trust pursuant to any Company Benefit Plan, or the plan sponsor, plan administrator or any fiduciary or any Company Benefit Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

Exhibit 2.1
(e) No Prohibited Transactions. Except as would not have a Company Material Adverse Effect, neither the Company nor, to the Knowledge of Seller, any of its directors, officers, employees or agents has, with respect to any Company Benefit Plan, engaged in or been a party to any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company or any Company Benefit Plan, or for which the Company has any indemnification obligation.
(f) No Welfare Benefit Plan. Except as would not have a Company Material Adverse Effect, no Company Benefit Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) provides post-termination or retiree life insurance, health, or other welfare benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.
(g) Section 409A. Each Company Benefit Plan is in all material respects in material compliance with Section 409A of the Code.
3.17 Permits
. The Company holds, to the extent legally required, all Permits that are required for the operation of the Business. The Company has complied with the terms of all Permits, and no suspension, revocation, non-renewal or cancellation of any of the Permits is pending or, to the Knowledge of Seller, threatened.
3.18 Compliance with Laws.
(a) General Compliance. The Company is presently, and has been, in compliance in all material respects with all Laws that are applicable to the Company or to the conduct of the business or operations of the Company and has not committed any acts of fraud, willful default or gross negligence with respect to any applicable Law. To the Knowledge of Seller, the Company is not, and since the Lookback Date, has not been under investigation (whether internally or externally) with respect to any violation of applicable Law.
(b) Compliance with Educational Laws. The Company is, and since the Lookback Date has been, in compliance in all material respects with all applicable Educational Laws and has obtained and held all Educational Approvals necessary to conduct its operations as currently conducted. The Company is and, since the Lookback Date has been, in compliance in all material respects with the terms and conditions of all such Educational Approvals. Section 3.18(b) of the Seller Disclosure Letter sets forth a correct and complete list of all Educational Approvals currently held by the Company. Since the Lookback Date, the Company has met the qualifications to be licensed or exempt from licensure by BPSS. Each current Educational Approval listed on Section 3.18(b) of the Seller Disclosure Letter is in full force and effect, and no action for the suspension, revocation, termination or cancellation of any of them is pending or, to Seller’s Knowledge, threatened. Since the Lookback Date (i) no application made by the Company to any Educational Agency has been denied or withdrawn and (ii) the Company has

Exhibit 2.1
not received notice from any Educational Agency that the Company has been placed on probation or ordered to show cause why any Educational Approval should not be revoked.
(i) Since Lookback Date, the Company has complied in all material respects with all Applicable Laws and regulations regarding consumer marketing and student recruiting, including the rules and regulations of the U.S. Federal Trade Commission.
(ii) Since the Lookback Date, the Company has not knowingly misrepresented any material fact about the Company or its educational programs to any of its customers or prospective or enrolled students and, with respect to any Educational Institution, has only used marketing materials approved by those Educational Institutions.
(iii) Since the Lookback Date, the Company has complied in all material respects with all Applicable Laws concerning the accessibility of its programs to persons with disabilities and the Company has provided reasonable accommodation to students with disabilities.
(c) Export Controls. As of the date of this Agreement, the Company is in material compliance with applicable United States export controls and trade and economic sanctions.
(d) Anti-Bribery Laws. Seller, the Company, and each of the Affiliates of either of them are, and at all times have been, in compliance with all Laws regarding bribery, fraud, corruption, anti-corruption, and improper or illegal payments and gratuities. Without limiting the generality of the foregoing, neither Seller, nor the Company, nor any of the Affiliates of either of them, nor any representative, agent or third-party contractor acting on behalf of any of the foregoing, has: (i) made any offer, payment or promise to pay, authorized the payment of any money, or offered, promised or authorized the giving of anything of value, to any officer, employee, or representative of any government, or any department, agency, or instrumentality thereof, any political party or official thereof, any candidate for political office, any government-owned or controlled company, or any public international organization (collectively, “Government Official”) for the purpose of: (A) influencing any action or decision of any Governmental Official in his or her capacity, including a decision to fail to perform his or her official functions; (B) inducing any Governmental Official, or other Person to act in violation of his or her lawful duty; (C) securing any improper advantage; or (D) persuading any Government Official to influence any act or decision of a Governmental Authority or public international organization, to obtain or retain business for, or direct business to, Seller, the Company, or anyone else; or (ii) given, offered, paid, promised to pay, received, or authorized the payment of a financial or other advantage, to any Person, whether or not a Government Official, with the intention to induce the performance of a duty or obligation to which the Person is subject. The Company, including each of its directors, officers, or employees, have not, directly or indirectly (i) committed a violation of the FCPA; or (ii) provided anything of value to any “foreign official” (as defined by the FCPA) to unlawfully obtain or obtain business, direct business to any person, or secure an advantage, in each case that amounted to a violation of the FCPA.
(e) Exclusions. No representation or warranty is made in this Section 3.18 with respect to (a) compliance with Environmental Law, which is exclusively addressed by

Exhibit 2.1
Section 3.12; (b) compliance with Laws pertaining to privacy, data protection, data security and personally identifiable information, which is exclusively addressed by Section 3.13(g); (c) compliance with applicable Tax Laws, which is exclusively addressed by Section 3.14; (d) compliance with ERISA and other applicable Laws relating to employee benefits, which is exclusively addressed by Section 3.16; or (e) compliance with employment or labor law matters, which is exclusively addressed by Section 3.15.
(f) Government Contracts. Neither the Company nor any of its managers, directors, officers or employees is, or since the Lookback Date has been, subject to any Legal Proceeding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contracts. Since the Lookback Date, the Company has not conducted or initiated any internal investigation or made a voluntary disclosure to a Governmental Authority, with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract. There are (i) no outstanding claims against the Company, either by a Governmental Authority or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract; and (ii) no disputes between the Company and Governmental Authority under the Contract Disputes Act of 1978, as amended, or any other applicable Laws or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract. Neither Company nor any of its managers, directors, officers or employees is (or during the last three (3) years has been) suspended or debarred from doing business with any Governmental Authority or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Authority.
3.19 Legal Proceedings; Orders.
(a) No Legal Proceedings. Except as set forth in Section 3.19 of the Seller Disclosure Letter, since the Lookback Date, there have been no Legal Proceedings brought against or by the Company. No Legal Proceedings, including without limitation, Transaction Litigation, are pending or, to the Knowledge of Seller, threatened by or against the Company or against any present or former officer or director of the Company in such individual’s capacity as such.
(b) No Orders. The Company is not subject to any order of any kind or nature, including any consent decree, judgment, writ, injunction, decree, award, conciliation agreement, coexistence agreement, settlement agreement, corrective action plan or similar Contract by or with any Person (including any Governmental Authority), or any judgment, order, writ, injunction, decree or award of any Governmental Authority, including cease-and-desist or other orders.
(c) Dissolution of Seller; Insolvency. Neither the Closing of the Transaction contemplated by this Agreement nor the dissolution of the Seller pursuant to the Plan of Dissolution shall create, grant, transfer or assign any liabilities or obligations to the shareholders or the creditors of the Seller with respect to the Company or the Purchaser. No insolvency Legal Proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, or arrangements with creditors, voluntary or involuntary, affecting Seller or Company are pending or, to Seller’s Knowledge, threatened. Neither Seller nor Company has

Exhibit 2.1
made or taken any assignment for the benefit of creditors or any actions with a view to, or which would constitute the basis for, the institution of any such insolvency.
3.20 Insurance.
(a) Policies and Programs. Section 3.20(a) of the Seller Disclosure Letter lists each insurance policy maintained by or on behalf of the Company with respect to its property, assets and Business (all such policies disclosed or required to be disclosed on Section 3.20(a), the “Insurance Policies”).
(b) No Cancellation. Each of such Insurance Policies is in full force and effect and, since the Lookback Date, no written notice of cancellation has been received with respect to any of such Insurance Policies. The Company has not received any written notice regarding any cancellation or invalidation of any insurance policy.
(c) Compliance. The Company (i) is not in default with respect to its obligations under any of the Insurance Policies, (ii) since the Lookback Date, has not failed to give any notice of any material claim under any Insurance Policy in due and timely fashion, nor has any coverage for claims been denied, (iii) has no current claims outstanding under any of the Insurance Policies, (iv) has not assigned (voluntarily or involuntarily) any proceeds under any of the Insurance Policies and (v) has no claim subject to an outstanding reservation of rights. The Company is current in its payment of all required premiums with respect to the Insurance Policies.
(d) Parties to Insurance Policies. The Seller is not a named insured under any of the Insurance Policies. The Company does not participate in any self-insurance, captive insurance, deductible retention or co-insurance programs.
3.21 Partners and Vendors.
(a) Partners. Section 3.21(a) of the Seller Disclosure Letter lists the ten (10) largest partners of the Company, by the dollar amounts paid to the Company, for the 12-month period December 31, 2021 and sets forth across from the name of each such partner the dollar amount paid to the Company attributable to such partner during such period (each, a “Material Partner”). Except as set forth on Section 3.20(a) of the Seller Disclosure Letter, no Material Partner has terminated its relationship with the applicable Company or given written or, to the Knowledge of Seller, oral notice to the effect (or, to the Knowledge of Seller, threatened) that such Material Partner will: (i) terminate its relationship with the Company (including a written or, the Knowledge of Seller, oral indication of non-renewal by such Material Partner upon the scheduled expiration of a Contract within the one (1)-year period following the date hereof, in accordance with its terms), (ii) materially decrease the rate of buying from the Company, (iii) materially and adversely modify the terms of its relationship with the Company (including with respect to pricing), in each case, whether as a result of the consummation of the transactions contemplated hereby or otherwise, or (iv) dispute any amounts due and owing to the Company or the quality of the products or services furnished to such Material Partner. The Company is not and has not, since the Lookback Date, been involved in any claim, dispute or controversy with any Material Partner.

Exhibit 2.1
(b) Vendors. Section 3.21(b) of the Seller Disclosure Letter lists the ten (10) largest vendors and suppliers of the Company, by the dollar amounts paid by the Company, for the 12-month period ended December 31, 2021 and sets forth across from the name of each such vendor or supplier the dollar amount paid by the applicable Company attributable to such vendor or supplier for each such period (each a “Material Supplier”). Except as set forth on Section 3.21(b) of the Seller Disclosure Letter, no Material Supplier has terminated its relationship with the Company or given written or, to the Knowledge of Seller, oral notice to the effect (or, to the Knowledge of Seller, threatened) that such Material Supplier will: (i) terminate its relationship with the Company (including a written, or to the Knowledge of Seller, oral indication of nonrenewal by such Material Supplier upon the scheduled expiration of a Contract within the one (1)-year period following the date hereof, in accordance with its terms), (ii) materially decrease the rate of selling to the Company or (iii) materially and adversely modify the terms of its relationship with the Company (including with respect to pricing), in each case, whether as a result of the consummation of the transactions contemplated hereby or otherwise. The Company is not and has not, since the Lookback Date, been involved in any material claim, dispute or controversy with any Material Supplier.
3.22 Related Person Transactions. Except for compensation or other employment arrangements in the Ordinary Course of Business, there are no Contracts, transactions, arrangements, or understandings between the Company, on the one hand, and any Affiliate (including any director, manager or officer) (a “Related Party”) thereof, on the other hand. No Related Party has any interest in any property used in or pertaining to the Business. No Related Party (i) operates a competing business or (ii) serves as a manager, officer or director, or in another similar capacity, of any Person (A) that operates or conducts a competing business or (B) that is a party to any Material Contract.
3.23 Brokers. Except for the Seller Financial Advisor, there is no financial advisor, investment banker, broker, finder, agent, or other Person that has been retained by or is authorized to act on behalf of Seller or the Company who is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Sale Transaction.
3.24 Disclosure. No covenant, representation or warranty by Seller and no written statement, schedule or certificate furnished or to be furnished by Seller, including without limitation the Seller Disclosure Letter, pursuant hereto or at the Closing hereunder, contains or will contain any untrue statement of a material fact, or will omit to state a material fact necessary to provide Purchaser with complete and accurate information as to the Company, the Business, the Business Assets and the Material Contracts or to make the statements therein not misleading.
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE SELLER
The Seller hereby represents and warrants to Purchaser as follows:
4.1 Organization; Good Standing. Seller (a) is a corporation duly organized, validly existing and in good standing pursuant to the Laws of the State of Delaware; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted

Exhibit 2.1
and to own, lease or operate its properties and assets. Seller is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties and assets owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Seller Material Adverse Effect.
4.2 Title to Company Interests. Seller is the sole record owner of, and has the sole right, to sell, convey, transfer, assign and deliver to Purchaser, the Company Interests. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Company Interests, at the Closing, Purchaser shall own good and valid title to the Company Interests, free and clear of all Liens (except Permitted Liens and Liens created by Purchaser or its Subsidiaries or Purchaser Parent).
4.3 Authority; Enforceability. Seller has the requisite corporate company power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations under this Agreement; and (c) consummate the Sale Transaction. The Plan of Dissolution, the execution and delivery of this Agreement by Seller, the performance by Seller of its covenants and obligations under this Agreement, and the consummation of the Sale Transaction have each been duly authorized by all necessary corporate action on the part of Seller and by the board of directors of the Seller (comprising a majority of independent and disinterested directors) acting in good faith and on a fully informed basis and no additional corporate actions on the part of Seller are necessary to authorize (i) the execution and delivery of this Agreement by Seller; (ii) the performance by Seller of its covenants and obligations under this Agreement; (iii) the consummation of the Sale Transaction; or (iv) Plan for Dissolution. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution, and delivery by Purchaser, constitutes a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.
4.4 Requisite Governmental Approvals. No Consent, authorization of, filing or registration with, or notification to any Governmental Authority is required on the part of Seller in connection with the (a) execution and delivery of this Agreement by Seller; (b) performance by Seller of its covenants and obligations pursuant to this Agreement; or (c) consummation of the Sale Transaction, except (i) such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company is qualified to do business; and (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act.
4.5 Non-Contravention. The execution and delivery of this Agreement by Seller, the performance by Seller of its covenants and obligations under this Agreement, and the consummation of the Sale Transaction do not (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or

Exhibit 2.1
acceleration pursuant to any Contract to which Seller is a party; or (c) assuming compliance with the matters referred to in Section 4.4, violate or conflict with any Law applicable to Seller or by which any of its properties or assets is bound, except in the case of clauses (b) and (c) immediately foregoing, where such violation or conflict would not have a Seller Material Adverse Effect.
4.6 Acquisition of the Company by the Seller. There are no outstanding liabilities, payment obligations or Legal Proceedings arising from the acquisition of the Company by the Seller and its conversion from a corporation to a limited liability company, including without limitation any obligation to pay Tax to any Governmental Authority. The tax and due diligence report prepared by the Seller in connection with its acquisition of the Company that has been provided to Seller is accurate in all material respects.
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as follows:
5.1 Organization; Good Standing. Purchaser (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Purchaser is not in violation of its certificate of incorporation, bylaws, or other similar organizational documents.
5.2 Power; Enforceability. Purchaser has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations under this Agreement; and (c) consummate the Sale Transaction. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its covenants and obligations under this Agreement and the consummation of the Sale Transaction each have been duly authorized by all necessary action on the part of Purchaser and no additional actions on the part of Purchaser are necessary to authorize (i) the execution and delivery of this Agreement by Purchaser; (ii) the performance by Purchaser of its covenants and obligations under this Agreement; or (iii) the consummation of the Sale Transaction. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.
5.3 Non-Contravention. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its covenants and obligations under this Agreement, and the consummation of the Sale Transaction do not (a) violate or conflict with any provision of the Organizational Documents of Purchaser; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its

Exhibit 2.1
properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 5.4 have been obtained, violate or conflict with any Law applicable to Purchaser or by which any of its properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not have a Purchaser Material Adverse Effect.
5.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Purchaser or its Subsidiaries or Purchaser Parent in connection with the (a) execution and delivery of this Agreement by Purchaser; (b) performance by Purchaser of its respective covenants and obligations pursuant to this Agreement; or (c) consummation of the Sale Transaction, except (i) such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; and (iii) such other Consents the failure of which to obtain would not reasonably be expected to have a Purchaser Material Adverse Effect.
5.5 Legal Proceedings; Orders.
(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Purchaser or any of its Subsidiaries or Purchaser Parent, threatened against Purchaser that would reasonably be expected to have a Purchaser Material Adverse Effect.
(b) No Orders. Purchaser is not subject to any order of any kind or nature that would reasonably be expected to have a Purchaser Material Adverse Effect.
5.6 Ownership of Seller Capital Stock. Neither Purchaser nor its directors, officers, general partners, or Subsidiaries or Purchaser Parent or, to the knowledge of Purchaser or any of its Subsidiaries or Purchaser Parent, any employees of Purchaser or any of its Subsidiaries or Purchaser Parent (a) has owned any shares of Seller’s capital stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of Seller, in each case during the two years prior to the date of this Agreement.
5.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent, or other Person that has been retained by or is authorized to act on behalf of Purchaser or its Subsidiaries or Purchaser Parent who is entitled to any financial advisor, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Sale Transaction for which Seller would be liable.
5.8 No Purchaser Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Purchaser is necessary to approve this Agreement or the Sale Transaction.
5.9 Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Consideration and consummate the Transactions.

Exhibit 2.1
5.10 Absence of Stockholder and Management Arrangements. As of the date of this Agreement, none of Purchaser or its Subsidiaries or Purchaser Parent is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of Seller and its Subsidiaries (including the Company) (a) relating to (i) this Agreement or the Sale Transaction; or (ii) the Company’ business or operations (including as to continuing employment) from and after the Closing; or (b) pursuant to which any (i) holder of Seller capital stock has agreed to approve this Agreement; or (ii) Person has agreed to provide, directly or indirectly, an equity investment to Purchaser or Seller to finance any portion of the Sale Transaction.
ARTICLE VI. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES
6.1 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, nor any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing. For the avoidance of doubt, the parties acknowledge and agree that the foregoing limitation shall not limit any recovery of Purchaser under any representations and warranty insurance policy (“Warranty Insurance Policy”).
ARTICLE VII. ADDITIONAL COVENANTS
7.1 Employee Matters.
(a) No Third Person Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, no provisions of this Agreement relating to Company Benefit Plans will be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Purchaser or the Company to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 7.1, require Purchaser or the Company to maintain or continue any Company Plan or prevent the amendment, modification, suspension or termination thereof after the Closing; (iii) create any third party beneficiary rights in any Person; or (iv) be treated as an amendment of, or undertaking to amend, any Company Benefit Plan.
(b) Stock Option Plans. The Seller shall immediately after the Closing and prior to the dissolution of the Seller terminate and pay out all amounts owed under any compensation, bonus, stock option, stock purchase or other equity-based award, performance award, incentive compensation, profit sharing plan between the Seller and any employee of the Company.
7.2 Tax Covenants.
(a) Without the prior written consent of Purchaser, Seller (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into

Exhibit 2.1
any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser or the Company in respect of any Post-Closing Tax Period.
(b) Transfer Taxes. Each Party shall pay for fifty percent (50%) of all excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes and fees that may be imposed or assessed as a result of the execution of this Agreement (“Transfer Taxes”).
(c) Straddle Period. In the case of any Straddle Period, the amount of any Taxes attributable to the Pre-Closing Tax Period shall: (i) in the case of Taxes that are either (A) based upon or related to, income, receipts, payroll or other items of operating income or expense, or (B) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
(d) Assistance and Cooperation
. Following the Closing Date, each of Purchaser and Seller shall make available to the other party during normal business hours all books and records, Tax Returns, proof of payment of Taxes, documents, files, officers or employees (without substantial interruption of employment) or other relevant information (in each case, whether or not in existence as of the Closing Date) necessary or useful for the preparation (i) of Tax Returns or (ii) for audits, inquiries or other disputes with any taxing authorities, in each case with respect to the Company; provided, that, (A) this Section 7.2(d) shall not require Seller to permit any inspection of any Tax Return, or to disclose any Tax information, to the extent such Tax Return is not a Tax Return filed separately by the Company, on a combined basis solely related to the Company, or such Tax information is not related solely to the Company, and (B) Seller shall have the right to redact any portions of any such Tax Return or Tax information deemed by Seller to be confidential before providing any such Tax Return or Tax information to Purchaser. Until the applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed or required to be filed with respect to the Company covering the periods up to and including the Closing Date, Purchaser shall, and shall cause its Subsidiaries and Purchaser Parent to, retain or cause to be retained all books and records in existence on the Closing Date and, following the Closing Date, shall provide Seller access to such books and records and the equivalent books and records prepared following the Closing Date for inspection and copying by Seller and its Affiliates or their agents upon reasonable request and upon reasonable notice. After the expiration of such period, no books and records shall be destroyed by Purchaser without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof, with any costs of transferring the books and records to be paid by Seller.

Exhibit 2.1
(e) Certain Closing Date Transactions
. Purchaser shall not cause the Company to enter into any transaction outside the Ordinary Course of Business on the Closing Date but after the Closing.
(f) Allocation of Closing Consideration
. The parties acknowledge and agree that the purchase of the Company Interests by Purchaser will be treated as a taxable asset purchase for U.S. federal income and state income and other applicable tax purposes and agree to file Tax Returns consistently with this intended tax treatment. Within sixty (60) Business Days following the Closing Date, Purchaser shall prepare and deliver to Seller a draft allocation of the Final Closing Consideration (including assumed liabilities and other relevant items) among the assets of the Company for purposes of Section 1060 of the Code and applicable Treasury Regulations and any corresponding provisions of state and local income Tax Law (the “Proposed Purchase Price Allocation”). Seller will review the Proposed Purchase Price Allocation and, to the extent the Seller in good faith disagrees with the content of the Proposed Purchase Price Allocation, the Seller will, within fifteen (15) Business Days after receipt, provide written notice to Purchaser of such disagreement. Seller and Purchaser will attempt in good faith to resolve any such disagreement. If Seller and Purchaser agree on the Proposed Purchase Price Allocation, then such Proposed Purchase Price Allocation shall become final and binding (the “Purchase Price Allocation”) and (i) Purchaser and Seller shall file IRS Form 8594, and all federal, state, local and non-U.S. Tax Returns, in accordance with the Purchase Price Allocation, and neither Purchaser nor Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local, or non-U.S. Law) and (ii) any additional amounts that are treated as consideration for the assets of the Company for U.S. federal, and applicable state and local, income Tax purposes (including any adjustments to the Closing Consideration) shall be allocated at the time such amounts are paid in a manner consistent with the Purchase Price Allocation. If Seller and Purchaser have not reached agreement as to the content of the Proposed Purchase Price Allocation within one-hundred fifty (150) Business Days after the Closing Date, the parties shall use the Proposed Purchase Price Allocation in the preparation and filing of all Tax Returns. Purchaser and Seller each agree to provide the other promptly upon request with any other information required to complete Form 8594.
(g) Tax Returns
. Seller shall file or cause to be filed when due (taking into account all extensions properly obtained) Tax Returns of the Company with respect to taxable periods ending on or prior to the Closing Date; provided, however, the Seller shall provide the Purchaser a reasonable amount of time to review and provide comments on such Tax Returns. Purchaser shall remit or cause to be remitted, or shall cause the Company to remit or cause to be remitted, as the case may be, any Taxes of the Company that are due in respect of such Tax Returns. Such Tax Returns shall be prepared and filed in accordance with the past custom and practice of the Company in filing its Tax Returns unless otherwise required by applicable Law.
(h) Tax Refunds

Exhibit 2.1
(i) . Any Tax refund related to a period ending on or prior to the Closing Date shall be the property of Seller and shall be paid to Seller within five (5) days of any Company’s receipt in cash or the Company’s application of the Tax refund to reduce a Tax otherwise payable by the Company or Purchaser. Purchaser shall cooperate and cause its Subsidiaries and Purchaser Parent to cooperate in order to obtain all refunds which could be paid to Seller pursuant to this Section 7.2(h).
7.3 Transition Assistance. Seller shall provide Purchaser and the Company with various human resource services, including but not limited to the provisioning of Workday & HRIS Platform, payroll & benefits administration support, and human resource generalist staffing up to the later of thirty (30) days after the Closing or December 31, 2022.
7.4 Further Assurances. Each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable to consummate the Transaction including, without limitation: (i) the obtaining of all post-Closing waivers, consents, and approvals from any Governmental Authority and the making of all post-Closing registrations and filings (including, but not limited to, filings with any Governmental Authority) and the taking of all reasonable steps to obtain any approval or waiver from, or to avoid any Legal Proceeding by, any Governmental Authority, (ii) obtaining all necessary consents, approvals, or waivers from third parties, and (iii) the defending of any Legal Proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the Transaction including, without limitation, seeking to have any temporary restraining order entered by any court or administrative authority vacated or reversed.
ARTICLE VIII. GENERAL PROVISIONS
8.1 Notices.
(a) Addresses for Notice. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received using one or a combination of the following methods: (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand; or (iv) on the date sent by email (except that notice given by email will not be effective unless either (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.1 or (B) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 8.1 (excluding “out of office” or other automated replies)). In each case, the intended recipient is set forth below:
if to Purchaser or the Company (after the Closing):
Simplilearn Americas, Inc.
201 Spear Street, Suite 1100,
San Francisco, CA 94105
Attn: Krishna Kumar

Exhibit 2.1
Email:

with a copy (which shall not constitute notice) to:
KPPB Law
One Lakeside Commons, Suite 800
990 Hammond Drive NE
Atlanta, Georgia 30328
Attn: Deven S. Kane
Email: dkane@kppblaw.com
if to Seller to:
Zovio Inc
1811 E. Northrop Blvd.
Chandler, AZ 85286
Attn: General Counsel
Email:
with a copy (which will not constitute notice) to:
DLA Piper LLP (US)
2525 E. Camelback Rd., Suite 1000
Phoenix, Arizona 85016
Fax: 480.606.5526
Attention: David Lewis
Email: david.lewis@us.dlapiper.com

(b) Additional Procedures. Rejection or other refusal to accept, or the inability to deliver because of changed address or other details of which no notice is given, will be deemed to be receipt of any notice pursuant to this Section 8.1 as of the date of rejection, refusal, or inability to deliver. Any notice received by the addressee on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or any of the other details specified in or pursuant to this Section 8.1 through a notice given in accordance with this Section 8.1, except that notice of any such change will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (i) specified in such notice; or (ii) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 8.1.
8.2 Fees and Expenses. Except as otherwise expressly provided herein (including Section 2.2, Section 2.2(b)(xiv), and Section 7.2(a), hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the Party

Exhibit 2.1
incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Seller shall pay all amounts payable to the Seller Financial Advisor.
8.3 Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Purchaser and Seller (pursuant to authorized action by the Seller Board (or a committee thereof)), except that no amendment may be made to this Agreement that requires the approval of the Seller Stockholders pursuant to the DGCL without receiving such approval.
8.4 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties, except that Purchaser will have the right to assign all or any portion of its rights and obligations pursuant to this Agreement (a) from and after the Closing in connection with a merger or consolidation involving Purchaser or other disposition of all or substantially all of the assets of Purchaser or, following the Closing, the Company or (b) to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations under this Agreement.
8.5 Confidentiality. Purchaser and Seller acknowledge that Purchaser and Seller have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms. Purchaser and its Representatives will hold and treat all documents and information concerning Seller and its Subsidiaries furnished or made available to Purchaser or its Representatives in connection with the Sale Transaction in accordance with the Confidentiality Agreement. For the avoidance of doubt, the Confidentiality Agreement shall survive the execution and delivery of this Agreement.
8.6 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to in this Agreement, including the Confidentiality Agreement and the Seller Disclosure Letter, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the (i) Closing and (ii) date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated.
8.7 Third Party Beneficiaries. The Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies under this Agreement.
8.8 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remainder of this Agreement will continue in full force and effect and the

Exhibit 2.1
application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of such void or unenforceable provision.
8.9 Remedies.
(a) Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
(b) Specific Performance.
(i) Irreparable Damage. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions that are required of it by this Agreement in order to consummate the Sale Transaction) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that: (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms of this Agreement (including specific performance to cause the other Parties to consummate the Sale Transaction, as and when required by ARTICLE II); (B) the provisions of Section 8.2 are not intended to and do not adequately compensate Seller, on the one hand, or Purchaser, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Sale Transaction and without that right, neither Seller nor Purchaser would have entered into this Agreement.
(ii) No Bond. Any Party seeking an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing, or posting of any such bond or other security.
8.10 Governing Law
. This Agreement is governed by and construed in accordance with the Laws of the State of Delaware.
8.11 Consent to Jurisdiction

Exhibit 2.1
. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to this Agreement, the Sale Transaction and the other Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 8.1 or in such other manner as may be permitted by applicable Law, but nothing in this Section 8.11 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement, the Sale Transaction and the other Transactions; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, the Sale Transaction and the other Transactions will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, the Sale Transaction and the other Transactions in any court other than the Chosen Courts. Each of Purchaser and Seller agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
8.12 WAIVER OF JURY TRIAL
. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SALE TRANSACTION AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.
8.13 Counterparts
. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same

Exhibit 2.1
counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or through an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version delivered in person. No Party may raise the use of Electronic Delivery to deliver a signature, or the fact that any signature, agreement, or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense.
8.14 No Limitation
. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (a) the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative; (b) each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect; and (c) nothing set forth in any provision in this Agreement will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision of this Agreement.
8.15 Non-Recourse
. Notwithstanding any provision of this Agreement or otherwise, the Parties agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Purchaser Related Party or Seller Related Party, other than the Parties themselves, shall have any Liability relating to this Agreement or any of the Transactions, except pursuant to another document contemplated by this Agreement to which such Purchaser Related Party or Seller Related Party, as applicable, is a signatory.
[Signature page follows.]

Exhibit 2.1

The Parties are signing this Agreement on the date stated in the introductory clause.
ZOVIO INC
By: /s/ Randy Hendricks
Name: Randy Hendricks
Title: Chief Executive Officer
SIMPLILEARN AMERICAS, INC.
By: /s/ Krishna Kumar
Name: Krishna Kumar
Title: President, Treasurer and Secretary